Exhibit 99.1

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This Current Report on Form 8-K contains “forward-looking” statements and information based on management’s current expectations as of the date of this report. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (the "SEC") on February 19, 2014 (the “2013 Form 10-K”), and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which we are a party; credit risk associated with our exposure to third parties, including counterparties to our derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings or the credit ratings of the United States of America; failures of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on our business; risks associated with restructuring initiatives, including our recently completed separation into two, distinct publicly-traded companies; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; changes in general economic conditions; our ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this Current Report on Form 8-K are qualified by these cautionary statements and are made only as of the date of this report. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.

EXPLANATORY NOTE

On April 30, 2014, we completed our plan to separate into two distinct publicly-traded entities—an education loan management, servicing and asset recovery business, Navient Corporation (“Navient”), and a consumer banking business, SLM Corporation. The separation of Navient from SLM Corporation was preceded by an internal corporate reorganization, which was the first step to separate the education loan management, servicing and asset recovery business from the consumer banking business.  As a result of a holding company merger under Section 251(g) of the Delaware General Corporation Law (“DGCL”), which is referred to herein as the “SLM Merger,” all of the shares of then existing SLM Corporation’s common stock were converted, on a 1-to-1 basis, into shares of common stock of New BLC Corporation, a newly formed company that was a subsidiary of then existing SLM Corporation, and, pursuant to the SLM Merger, New BLC Corporation replaced then existing SLM Corporation as the publicly-traded registrant and changed its name to SLM Corporation. As part of the internal corporate reorganization, the assets and liabilities associated with the education loan management, servicing and asset recovery business were transferred to Navient, and those assets and liabilities associated with the consumer banking business remained with or were transferred to the newly constituted SLM Corporation.  Immediately after the internal corporate reorganization, SLM Corporation owned all of the issued and outstanding shares of Navient common stock, which it distributed to the stockholders of then existing SLM Corporation on April 30, 2014.  The internal reorganization and the distribution are sometimes collectively referred to herein as the “Spin-Off” and SLM Corporation as it existed prior to completion of the Spin-Off is sometimes referred to herein as “Old SLM.”  SLM Corporation as it now exists after the Spin-Off is referred to herein as “Sallie Mae,” the “Company,” “SLM,” “we,” “our” or “us.” Upon completion of the internal reorganization, Old SLM became a limited liability company wholly-owned by Navient and changed its name to Navient, LLC.  For further information regarding the Spin-Off, risk factors of Sallie Mae related to the Spin-Off and the business to be conducted by Sallie Mae after the Spin-Off, please see our 2013 Form 10-K filed with the SEC on February 19, 2014 and our Form 8-K filed with the SEC on

December 20, 2013. For further information regarding Navient, risk factors of Navient related to the Spin-Off and the business to be conducted by Navient after the Spin-Off, please see the registration statement on Form 10, as amended, filed by Navient with the SEC on April 10, 2014 and declared effective on April 14, 2014, which can be accessed through the SEC’s website at www.sec.gov/edgar.

Due to the relative significance of Navient to Old SLM, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM, notwithstanding the legal form of separation and distribution described above. As a result, the historical financial statements of Old SLM have become the historical financial statements of Navient. Since Navient is the “accounting successor” to Old SLM, the financial information of Sallie Mae, as a stand-alone consumer banking business, contained herein is comprised solely of carve-out financial statements representing only those operations, assets, liabilities and equity of Sallie Mae on a stand-alone basis.

The Quarterly Report on Form 10-Q of Old SLM for the three months ended March 31, 2014 will contain consolidated financial information of Old SLM prior to the Spin-Off, which will include the financial results of the education loan management, servicing and asset recovery business (i.e., Navient). As a result, this Current Report on Form 8-K provides pro forma unaudited condensed consolidated financial information of stand-alone Sallie Mae and its subsidiaries for the three months ended March 31, 2014, as adjusted to give effect to the Spin-Off of Navient. Additionally, this Current Report on Form 8-K contains historical carve-out audited financial statements of Sallie Mae and its subsidiaries on a stand-alone basis for each of the three years ended December 31, 2013, December 31, 2012 and December 31, 2011, as adjusted for the effects of the Spin-Off. Sallie Mae’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 and Sallie Mae’s future financial reports to be filed with the SEC will be prepared on the same stand-alone basis as the historical audited financial statements contained in this Current Report on Form 8-K.

Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in our 2013 Form 10-K.
Sallie Mae Pro Forma Financial Information (Unaudited)

In connection with the Spin-Off, Sallie Mae has provided, for informational purposes only, carved out unaudited condensed consolidated financial information of Sallie Mae as of and for the three months ended March 31, 2014, which has been adjusted pro forma for the effects of the Spin-Off. These carve-out pro forma financial statements, along with the additional selected financial information provided herein, are unaudited and represent only those operations, assets, liabilities and equity that form Sallie Mae on a stand-alone basis.

The stand-alone Sallie Mae pro forma unaudited financial information is comprised of financial information relating to Sallie Mae Bank, Upromise and the private education loan origination functions. Also included are certain general corporate overhead expenses allocated to Sallie Mae.

The stand-alone Sallie Mae pro forma unaudited financial information has then been adjusted to give effect to the Spin-Off of Navient by way of a share distribution. The unaudited balance sheet of Sallie Mae as of March 31, 2014 is adjusted pro forma for the effects of the Spin-Off as if it had been completed at March 31, 2014. The unaudited condensed consolidated income statement of Sallie Mae for the three months ended March 31, 2014 is adjusted pro forma for the effects of the Spin-Off as if it had been completed on January 1, 2014. The stand-alone Sallie Mae financial information has further been adjusted pro forma for the effects of the Spin-Off by reflecting that the Spin-Off has been accounted for as a distribution by means of a tax-free distribution of the shares of common stock of Navient, on a 1-to-1 basis, to the holders of shares of Old SLM's common stock on April 22, 2014, which was the means by which the actual separation of the education loan management business was effected. The Spin-Off also accounts for (i) the transfer of certain assets and liabilities that were historically operated by the education loan management, servicing and asset recovery business (Navient) and that were transferred to Sallie Mae, (ii) Sallie Mae’s anticipated post-separation capital structure and (iii) the impact of, and transactions contemplated by, certain agreements entered into by Sallie Mae in connection with the Spin-Off.

The unaudited condensed consolidated financial statements of Sallie Mae adjusted pro forma for the effects of the Spin-Off do not give effect to future estimated annual cost increases after the Spin-Off, which include, but are not limited to, the following:

•	personnel required to operate as a stand-alone public company;

•	possible changes in compensation with respect to new and existing positions;

•	the level of assistance required from professional service providers; and

•	the amount of capital expenditures for information technology infrastructure investments associated with being a stand-alone public company.

In addition, prior to the Spin-Off, Sallie Mae Bank sold loans to affiliates for two reasons: (i) to fund the loans to term through the issuance of an asset-backed securitization; and (ii) to enable the affiliates to manage loans that were granted forbearance or were 90 days or more past due. As a result of these past practices, Sallie Mae Bank’s historical credit results do not reflect charge-offs or recoveries. The following results, pro forma for the effects of the Spin-Off, have not been adjusted to reflect what the delinquencies, charge-offs and recoveries would have been, had Sallie Mae Bank not sold these loans to its affiliates. After the Spin-Off, Sallie Mae Bank’s results will reflect delinquencies and related charge-offs/recoveries as it is contemplated that it will retain loans throughout the life of the account and will charge off loans at 120 days past due.

The unaudited condensed consolidated financial statements of Sallie Mae adjusted pro forma for the effects of the Spin-Off have been prepared in accordance with GAAP and related carve-out conventions. Subsequent to the Spin-Off, the column titled “Stand-alone Sallie Mae” in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Income Statement reflects the historical financial results of Sallie Mae that will be disclosed in future filings.

The pro forma adjustments are based on estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The unaudited financial information of Sallie Mae adjusted pro forma for the effects of the Spin-Off has been prepared for illustrative purposes only and is not necessarily indicative of the financial position (had the Spin-Off actually occurred on March 31, 2014, for purposes of the pro forma balance sheet) or results of operations (had the Spin-Off actually occurred on January 1, 2014, for purposes of the pro forma income statement), nor is such unaudited pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect the results.

For additional information on the preparation of the unaudited pro forma condensed consolidated financial statements of Navient and the structure and accounting of the Spin-Off, please see the registration statement on Form 10 of Navient Corporation, filed with the SEC on April 10, 2014 and declared effective on April 14, 2014, which can be accessed through the SEC’s website at www.sec.gov/edgar.

Below is the unaudited pro forma condensed consolidated balance sheet for Sallie Mae pro forma for the effects of the Spin-Off for March 31, 2014. This assumes that the Spin-Off occurred on March 31, 2014, for purposes of this presentation.
Sallie Mae
Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of March 31, 2014
(In millions)

	Stand-alone Sallie Mae(1)	Separation Adjustments		Pro Forma Sallie Mae
Assets
Interest earning assets:
Cash and investments	$1,384	$493	(a)	$1,877
Private Education Loans (net of allowance for losses of $72)	7,209	—		7,209
FFELP Loans (net of allowance for losses of $6)	1,395	—		1,395
Other interest-earning assets	4	—		4

Total interest-earning assets	9,992	493		10,485
Other assets	508	289	(b)	797

Total assets	$10,500	$782		$11,282

Liabilities and Equity
Deposits	$8,716	$—		$8,716
Other liabilities	550	306	(b)	856

Total liabilities	9,266	306		9,572

Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million shares issued, respectively, at stated value of $50 per share	—	165	(a)	165
Series B: 4 million shares issued, respectively, at stated value of $100 per share	—	400	(a)	400
Affiliate investment	1,231	(89)	(a)	1,142
Accumulated other comprehensive loss	(2)	—		(2)

Total stockholders’ equity	1,229	476		1,705
Non-controlling interest	5	—		5

Total equity	1,234	476		1,710

Total liabilities and equity	$10,500	$782		$11,282

(1) Represents the operations, assets, liabilities and equity of Sallie Mae, which is comprised of Sallie Mae Bank, Upromise, Sallie Mae Insurance Services and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead payables related to Sallie Mae.

Notes:

(a)
In connection with the Spin-Off, Sallie Mae, by reason of a statutory merger, succeeded Old SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock. Sallie Mae retained $493 million of cash, to offset the $565 million of obligation attributable to the principal of the Series A Preferred Stock and the Series B Preferred Stock and $(89) million additional paid-in capital. The amount of additional cash retained beyond the amount related to offset the preferred stock obligation was based upon meeting a targeted ending equity balance for Sallie Mae.

(b)
In connection with the Spin-Off, Sallie Mae will be the taxpayer legally responsible for $283 million of deferred taxes payable in connection with gains recognize by Old SLM on debt repurchases in prior years and liabilities related to uncertain tax positions in the amount of $27 million. As part of the tax sharing agreement between Sallie Mae and Navient, Navient has agreed to fully indemnify Sallie Mae for these deferred taxes due in the amount of $261 million, which represents the fair value of the indemnification, and the liabilities for uncertain tax positions in the amount of $27 million. As of the date of the Spin-Off on April 30, 2014, , Sallie Mae recorded a liability of $310 million and an indemnification receivable of $289 million.

Below is the unaudited pro forma condensed consolidated income statement for Sallie Mae pro forma for the effects of the Spin-Off for the three months ended March 31, 2014. This assumes that the Spin-Off occurred on January 1, 2014, for purposes of this presentation.
Sallie Mae
Unaudited Pro Forma Condensed Consolidated Income Statement
Three Months Ended March 31, 2014
(In millions)

	Stand-alone Sallie Mae(1)	Separation Adjustments		Pro Forma Sallie Mae
Interest income:
Total interest income	$162	$—		$162
Total interest expense	23	—		23

Net interest income	139	—		139
Less: provisions for loan losses	39	—		39

Net interest income after provisions for loan losses	100	—		100

Other income:
Gains on sales of loans(2)	34	—		34
Other	7	—		7

Total other income	41	—		41

Expenses:
Operating expenses	64	(1)	(a)	63
Acquired intangible asset amortization expense	2	—		2
Restructuring and other reorganization expenses	—	—		—

Total expenses	66	(1)		65

Income before tax expense	75	1		76
Income tax expense(3)	29	—		29

Net income	46	1		47
Less: net loss attributable to noncontrolling interest	—	—		—
Preferred stock dividends	—	5	(b)	5

Income available to common shareholders	$46	$(4)		$42

(1) Represents the operations, assets, liabilities and equity of Sallie Mae, which is comprised of Sallie Mae Bank, Upromise, Sallie Mae Insurance Services and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to Sallie Mae. General corporate overhead of $25 million consisted of costs primarily associated with accounting, finance, legal, human resources, certain information technology, stock-based compensation, executive management and the Board of Directors.

(2) Gains on sales of loans and investments during the period represent $34 million of gains from the sale of loans to Navient.
(3) The pro forma income tax expense rate of approximately 37.9 percent is based on historical statutory rates. However, Sallie Mae’s post-spin effective tax rate will increase to approximately 40 percent. The increase is primarily driven by operations being moved into Sallie Mae Bank. These operations are located in jurisdictions with higher tax rates than current Sallie Mae Bank operations. The rate increase should have an immaterial impact on Sallie Mae’s equity.

Notes:

(a)
Represents $5 million of personnel and information technology costs related to the servicing functions moving out of Navient and into Sallie Mae, $1 million in transition service agreements with Navient and $1 million in long-term service contracts with Navient (primarily related to servicing and sales and marketing) and is net of the $8 million intercompany servicing fee historically paid to Navient to service Sallie Mae’s loans.

(b)
In connection with the Spin-Off, Sallie Mae, by reason of a statutory merger, succeeded Old SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock. The adjustment reflects the effect of the dividends on the Series A and B Preferred Stock.

  Certain Unaudited Financial and Statistical Information of Sallie Mae and Sallie Mae Bank
This section provides an overview of certain unaudited financial and statistical information of Sallie Mae and Sallie Mae Bank. The information includes Sallie Mae’s net interest margin and deposits adjusted pro forma for the effects of the Spin-Off and historical information on Sallie Mae Bank’s net interest margin, allowance for loan losses, its key credit quality indicators and its capital information.

Net Interest Margin
The following table shows Sallie Mae’s daily average net interest margin before provision for loan losses for the three months ended March 31, 2014 pro forma for the effects of the Spin-Off.

	Three months ended March 31, 2014
(Dollars in millions)	Average Balance	Interest Income/ Expense	% Yield
Average Assets
Private education loans	$7,430	$149	8.13%
FFELP loans	1,401	11	3.20
Taxable securities	127	1	3.03
Cash and short term investments	1,871	1	0.22

Total interest-earning assets	10,829	$162	6.07%

Non-interest-earning assets	700

Total assets	$11,529

Average Liabilities and Equity
Brokered deposits	$5,830	$16	1.10%
Retail and other deposits	3,387	7	0.86

Total interest-bearing deposits	9,217	23	1.01
Other interest-bearing liabilities	5	—	0.06

Total interest-bearing liabilities	9,222	23	1.01%

Non-interest-bearing liabilities	656
Equity	1,651

Total liabilities and equity	$11,529

Net interest margin		$139	5.21%

The following table shows Sallie Mae Bank’s historical daily average net interest margin on the loans that are part of the Private Education Loan portfolio for the three months ended March 31, 2014.

Three Months Ended March 31, 2014
Net loan yield	8.13%
Cost of funds	(0.86)

Private Education Loan spread	7.27%

(Dollars in millions)
Average Private Education Loans	$7,430

Allowance for Loan Losses
The following table summarizes Sallie Mae’s historical allowance for loan losses activity for the three months ended March 31, 2014.

	Allowance for Loan Losses
(Dollars in millions)	FFELP	Private Education Loans	Total
Three months ended March 31, 2014
Allowance at beginning of period	$6	$62	$68
Less charge-offs(1)	(1)	—	(1)
Plus recoveries	—	—	—

Net charge-offs	(1)	—	(1)
Write-down to fair value(2)	—	(28)	(28)
Plus provisions	1	38	39

Allowance at end of period	$6	$72	$78

(1) Private Education Loans were sold to Navient prior to being charged off. (2) Represents fair value write-downs on delinquent loans sold to Navient recorded at the time of sale.

Key Credit Quality Indicators
The following table highlights the principal historical balance of the Private Education Loan portfolio of Sallie Mae stratified by the key credit quality indicators as of March 31, 2014.

	Credit Quality Indicators Private Education Loans
	March 31, 2014
(Dollars in millions)	Balance	%
Cosigner
With cosigners	$6,559	90%
Without cosigner	716	10

Total	$7,275	100%

FICO at Origination
Less than 670	$504	7%
670 - 709	1,523	21
710 - 749	1,833	25
Greater than or equal to 750	3,415	47

Total	$7,275	100%

Average FICO at origination	745
Seasoning
1 - 12 payments	$2,340	32%
13 - 24 payments	1,024	14
25 - 36 payments	521	7
37 - 48 payments	369	5
More than 48 payments	37	1
Not yet in repayment	2,984	41

Total	$7,275	100%

Loan status by vintage
Loans in school/grace/deferment	$2,985	41%
Loans in forbearance	11	—
Loans in repayment:
Loans current	4,244	59
Loans delinquent 31 - 60 days	21	—
Loans delinquent 61 - 90 days	14	—
Loans delinquent greater than 90 days	—	—

Total loans in repayment	4,279	59

Total Private Education Loans, gross	7,275	100%
Unamortized premium/discount	6
Allowance for loan losses	(72)

Total Private Education Loans, net	$7,209

Deposits
The following tables show Sallie Mae’s deposits pro forma for the effects of the Spin-Off as of March 31, 2014.

	Deposit Portfolio
(Dollars in millions)	March 31, 2014	% of Total	% Cost
Brokered deposits(1)	$5,589	61%	0.96%
Retail deposits	2,978	33	0.93
Other deposits	528	6	0.22

Total Sallie Mae Bank deposits	9,095	100%	0.91%

Less deposits with Sallie Mae affiliates	(293)
Less pro forma reclasses to other liabilities	(91)

Total Sallie Mae deposits	$8,711

(1)	Total brokered deposits include money market deposit accounts, which are excluded from the maturity schedule below.

Deposit Maturity Schedule
(Dollars in millions)	March 31, 2014
Brokered deposits(a)
Remaining maturity:
Three months or less	$534
After three through six months	351
After six through twelve months	597
After twelve months	2,755

Total brokered deposits(a)	$4,237

(a)	The brokered deposits maturity schedule excludes money market deposit accounts.

Sallie Mae Bank Capital
The following tables show Sallie Mae Bank’s actual, reported capital levels and capital ratios as of March 31, 2014, which do not take into account the effects of the change in reporting entity accounting treatment.
Capital Ratios

March 31, 2014

Total risk-based capital	16.5%
Tier 1 risk-based capital	15.5%
Tier 1 leverage	11.8%

GAAP to Regulatory Capital Reconciliation

(Dollars in millions)	March 31, 2014

Shareholder equity(1)	$1,283
Less intangible assets	—
Less preferred stock(1)	—

Tangible common equity	$1,283
Total assets	$11,369
Less intangible assets	—

Tangible assets	$11,369
Tangible common equity to tangible assets ratio	11.3%
Tier 1 common equity:
Shareholder equity(1)	$1,283
Qualifying capital securities:
Less goodwill	—
Less accumulated other comprehensive loss	(2)
Less other assets	—

Total Tier 1 capital	$1,285
Less qualifying capital securities	—
Less preferred stock(1)	—

Total Tier 1 common equity	$1,285
Net risk-weighted assets	$8,286

(1) Does not include the Series A Preferred Stock and Series B Preferred Stock outstanding at the time of the closing of the Spin-Off.

In July 2013, the federal banking regulators issued the U.S. Basel III final rule. Sallie Mae Bank will be subject to the U.S. Basel III final rule, including its increased risk-based capital requirements and increased leverage capital requirements beginning on January 1, 2015. In addition, as part of the Spin-Off, Sallie Mae will serve as an additional source of strength by having $165 million of Series A Preferred Stock and $400 million of Series B Preferred Stock. The existing Series B Preferred Stock could potentially qualify as additional Tier 1 capital under Basel III standards were Basel III to apply at the Sallie Mae level.

Sallie Mae Carved Out Financial Information (Audited)
In conjunction with the Spin-Off, Sallie Mae has prepared carved out audited consolidated financial statements on a stand-alone basis of Sallie Mae and its subsidiaries for each of the three years ended December 31, 2013, 2012 and 2011. These carve-out financial statements are presented on a basis of accounting that reflects a change in reporting entity and have been adjusted for the effects of the Spin-Off. These carve-out financial statements and selected financial information represent only those operations, assets, liabilities and equity that form Sallie Mae on a stand-alone basis.
The stand-alone Sallie Mae audited consolidated financial statements are comprised of financial information relating to Sallie Mae Bank, Upromise and the Private Education Loan origination functions. Also included are certain general corporate overhead expenses allocated to Sallie Mae.
To reflect the change in reporting entity basis of accounting, the stand-alone carved-out Sallie Mae audited financial information has then been adjusted as if the education loan management, servicing and asset recovery business (i.e. Navient) had never been part of Sallie Mae.
The audited consolidated financial statements of Sallie Mae do not give effect to future estimated annual cost increases after the Spin-Off, which include, but are not limited to, the following:

•	personnel required to operate as a stand-alone public company;

•	possible changes in compensation with respect to new and existing positions;

•	the level of assistance required from professional service providers; and

•	the amount of capital expenditures for information technology infrastructure investments associated with being a stand-alone public company.
In addition, prior to the Spin-Off, Sallie Mae Bank sold loans to affiliates for two reasons: (i) to fund the loans to term through the issuance of an asset back securitization; and (ii) to enable the affiliates to manage loans that were granted forbearance or were 90 days or more past due. As a result of these past practices, Sallie Mae Bank’s historical credit results do not reflect charge-offs or recoveries. The following results have not been adjusted to reflect what the delinquencies, charge-offs and recoveries would have been, had Sallie Mae Bank not sold these loans to its affiliates. After the Spin-Off, Sallie Mae Bank’s results will reflect delinquencies and related charge-offs/recoveries as it is contemplated that it may retain loans throughout the life of the account and will charge off loans at 120 days past due. As a result, post Spin-Off we will be reducing the loss emergence period to reflect this change as well as other changes in our servicing practices. We are unable to quantify the impact of the change in our charge-off policy at this time.
The audited carved out consolidated financial statements of Sallie Mae have been prepared in accordance with GAAP and related carve-out conventions.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
SLM Corporation:
We have audited the accompanying consolidated balance sheets of SLM Corporation (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
May 6, 2014

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$2,182,865	$1,599,082
Available-for-sale investments at fair value (cost of $106,977 and $571,609, respectively)	102,105	594,747
Loans held for investment (net of allowance for losses of $68,081 and $69,189, respectively)	7,931,377	6,487,454
Other interest-earning assets	5,030	5,127
Accrued interest receivable	356,283	234,797
Premises and equipment, net	74,188	63,699
Acquired intangible assets, net	6,515	9,832
Other assets	48,301	88,794
Total assets	$10,706,664	$9,083,532

Liabilities
Deposits	$9,001,550	$7,497,333
Income taxes payable, net	162,205	95,788
Upromise related liabilities	307,518	319,120
Other liabilities	69,248	81,991
Total liabilities	9,540,521	7,994,232
Commitments and contingencies
Equity
Affiliate investment	1,164,495	1,068,928
Accumulated other comprehensive (loss) income (net of tax (benefit) expense of ($1,849) and $8,791, respectively)	(3,024)	14,348
Total SLM Corporation equity	1,161,471	1,083,276
Noncontrolling interest	4,672	6,024
Total equity	1,166,143	1,089,300
Total liabilities and equity	$10,706,664	$9,083,532

See accompanying notes to consolidated financial statements.

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	Years Ended December 31,
	2013	2012	2011
Interest income:
Loans	$527,257	$462,642	$441,928
Investments	20,090	26,340	27,582
Cash and cash equivalents	3,853	2,299	2,795
Total interest income	551,200	491,281	472,305
Interest expense:
Deposits	88,019	82,173	104,935
Other interest expense	1,066	739	449
Total interest expense	89,085	82,912	105,384
Net interest income	462,115	408,369	366,921
Less: provisions for loan losses	69,339	66,116	85,336
Net interest income after provisions for loan losses	392,776	342,253	281,585
Noninterest income:
Gains on sales of loans, primarily to affiliates, net	196,593	235,202	21,412
Gains on sales of securities	63,813	129	—
Other	37,862	31,180	76,596
Total noninterest income	298,268	266,511	98,008
Expenses:
Compensation and benefits	108,950	109,575	129,233
Advertising fees	21,506	10,973	7,684
Professional fees	67,180	60,507	66,843
Other operating expenses	73,564	72,715	83,836
Total operating expenses	271,200	253,770	287,596
Acquired intangible asset impairment and amortization expense	3,317	13,125	4,149
Total expenses	274,517	266,895	291,745
Income before income tax expense	416,527	341,869	87,848
Income tax expense	158,934	126,143	34,411
Net income	257,593	215,726	53,437
Less: net loss attributable to noncontrolling interest	(1,352)	(1,894)	(760)
Net income attributable to SLM Corporation	$258,945	$217,620	$54,197

See accompanying notes to consolidated financial statements.

SLM CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2013	2012	2011
Net income	$257,593	$215,726	$53,437
Other comprehensive income (loss):
Unrealized gain (loss) on investments	35,802	22,264	(67,772)
Reclassification adjustments for (gain) on sale of available-for-sale securities included in other income	(63,813)	(129)	—
Total unrealized (losses) gains on investments	(28,011)	22,135	(67,772)
Income tax benefit (expense)	10,639	(8,409)	24,371
Other comprehensive income (loss), net of tax benefit (expense)	(17,372)	13,726	(43,401)
Comprehensive income	240,221	229,452	10,036
Less: comprehensive loss attributable to noncontrolling interest	(1,352)	(1,894)	(760)
Total comprehensive income attributable to SLM Corporation	$241,573	$231,346	$10,796

See accompanying notes to consolidated financial statements.

SLM CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands)

	Affiliate Investment	Accumulated Other Comprehensive Income (Loss)	Total SLM Corporation Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2010	$1,072,287	$44,023	$1,116,310	$—	$1,116,310
Net income (loss)	54,197	—	54,197	(760)	53,437
Other comprehensive loss, net of tax	—	(43,401)	(43,401)	—	(43,401)
Total comprehensive income (loss)			10,796	(760)	10,036

Net transfers from affiliate	108,834	—	108,834	—	108,834
Acquisition of noncontrolling interest	—	—	—	8,678	8,678
Balance at December 31, 2011	$1,235,318	$622	$1,235,940	$7,918	$1,243,858

Balance at December 31, 2011	$1,235,318	$622	$1,235,940	$7,918	$1,243,858
Net income (loss)	217,620	—	217,620	(1,894)	215,726
Other comprehensive income, net of tax	—	13,726	13,726	—	13,726
Total comprehensive income (loss)			231,346	(1,894)	229,452

Net transfers to affiliate	(384,010)	—	(384,010)	—	(384,010)
Balance at December 31, 2012	$1,068,928	$14,348	$1,083,276	$6,024	$1,089,300

Balance at December 31, 2012	$1,068,928	$14,348	$1,083,276	$6,024	$1,089,300
Net income (loss)	258,945	—	258,945	(1,352)	257,593
Other comprehensive loss, net of tax	—	(17,372)	(17,372)	—	(17,372)
Total comprehensive income (loss)			241,573	(1,352)	240,221

Net transfers to affiliate	(163,378)	—	(163,378)	—	(163,378)
Balance at December 31, 2013	$1,164,495	$(3,024)	$1,161,471	$4,672	$1,166,143

See accompanying notes to consolidated financial statements.

SLM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2013	2012	2011
Operating activities
Net income	$257,593	$215,726	$53,437
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	69,339	66,116	85,336
Valuation allowance on loans held for sale	—	275	—
Deferred tax provision	14,567	(11,015)	3,048
Amortization of FDIC fees	1,046	3,897	5,948
Amortization of brokered deposit placement fee	9,754	8,416	10,020
Amortization of deferred loan origination costs and fees, net	2,199	5,337	2,404
Net accretion of discount on investments	(7,187)	(10,058)	(11,119)
Depreciation of premises and equipment	3,273	4,467	17,477
Amortization and impairment of acquired intangibles	3,317	13,125	4,149
Stock-based compensation expense	15,681	19,102	22,362
Interest rate swap	(324)	5,411	(4,982)
Gains on sales of loans held for sale	—	(167)	—
Gains on sale of securities	(63,813)	(129)	—
Gains on sale of loans to affiliates	(196,593)	(235,202)	(21,412)
Changes in operating assets and liabilities:
Net decrease in loans held for sale	3,628	61,275	10,371
Origination of loans held for sale	(3,628)	(61,275)	(10,371)
Increase in accrued interest receivable	(281,856)	(168,146)	(48,739)
Increase in other assets	(1,642)	(4,480)	(25,915)
Increase in income tax payable due to affiliate	56,784	88,803	52,016
Increase (decrease) in accrued interest payable	239	2,095	(4,499)
Increase (decrease) due to affiliate	147,379	96,591	(340)
Increase (decrease) in other liabilities	40,264	(614)	(61,171)
Total adjustments	(187,573)	(116,176)	24,583
Total net cash provided by operating activities	70,020	99,550	78,020
Investing activities
Student loans acquired and originated	(510,829)	(848,330)	(161,138)
Net proceeds from sales of student loans held for investment	2,546,940	2,789,822	1,829,685
Net increase in loans held for investment	(3,302,858)	(2,938,830)	(2,280,276)
Purchases of available-for-sale securities	(62,097)	(33,053)	—
Proceeds from sales and maturities of available-for-sale securities	597,728	27,017	11,251
Total net cash used in investing activities	(731,116)	(1,003,374)	(600,478)
Financing activities
Brokered deposit placement fee	(12,114)	(16,484)	(2,736)
Net increase (decrease) in brokered certificates of deposit	477,080	380,400	(856,565)
Net (decrease) increase in NOW account deposits	(1,017)	3,197	4,271
Net increase (decrease) in High Yield Savings Deposits	9,698	(176,383)	121,774
Net increase in Retail Certificates of Deposit	58,376	14,904	40,612
Net increase in MMDA deposits	1,117,992	1,283,072	588,792
Net decrease in deposits with affiliate	(126,923)	(12,166)	21,820
Excess tax benefit from the exercise of stock-based awards	6,258	891	717
Net capital contributions (to) from affiliate	(164,471)	(20,419)	172,180
Dividend paid to affiliate	(120,000)	(420,000)	(100,000)
Net cash provided by financing activities	1,244,879	1,037,012	(9,135)

Net increase (decrease) in cash and cash equivalents	583,783	133,188	(531,593)
Cash and cash equivalents at beginning of year	1,599,082	1,465,894	1,997,487
Cash and cash equivalents at end of year	$2,182,865	$1,599,082	$1,465,894
Cash disbursements made for:
Interest	$76,901	$75,250	$97,900
Income taxes paid	$81,194	$47,378	$25,321

See accompanying notes to consolidated financial statements.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

1.	Organization and Business

SLM Corporation (“we,” “us,” “our,” or the “Company”) is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise (the “GSE”), with the goal of furthering access to higher education by acting as a secondary market for federal student loans. In 2004, we completed our transformation to a private company through our wind-down of the GSE. The GSE’s outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

Currently, our primary business is to originate, service and collect loans we make to students and their families to finance the cost of their education. Since July 2010, we have originated only Private Education Loans. We use “Private Education Loans” to mean education loans to students or their families that are non-federal loans and loans not insured or guaranteed under the previously existing Federal Family Education Loan Program (“FFELP”). The core of our marketing strategy is to generate student loan originations by promoting our products on campus through the financial aid office and through direct marketing to students and their families. Since the beginning of 2006, virtually all of our Private Education Loans have been originated and funded by Sallie Mae Bank, a Utah industrial bank subsidiary, which is regulated by the Utah Department of Financial Institutions (“UDFI”) and the Federal Deposit Insurance Corporation (“FDIC”). We also operate Upromise, Inc. (“Upromise”), a consumer savings network that provides financial rewards on everyday purchases to help families save for college.

On April 30, 2014, we completed our plan to separate into two distinct publicly-traded entities—an education loan management, servicing and asset recovery business, Navient Corporation (“Navient”), and a consumer banking business, SLM Corporation. The separation of Navient from SLM Corporation was preceded by an internal corporate reorganization, which was the first step to separate the education loan management, servicing and asset recovery business from the consumer banking business.  As a result of a holding company merger under Section 251(g) of the Delaware General Corporation Law (“DGCL”), which is referred to herein as the “SLM Merger,” all of the shares of then existing SLM Corporation’s common stock were converted, on a 1-to-1 basis, into shares of common stock of New BLC Corporation, a newly formed company that was a subsidiary of then existing SLM Corporation, and, pursuant to the SLM Merger, New BLC Corporation replaced then existing SLM Corporation as the publicly-traded registrant and changed its name to SLM Corporation. As part of the internal corporate reorganization, the assets and liabilities associated with the education loan management, servicing and asset recovery business were transferred to Navient, and those assets and liabilities associated with the consumer banking business remained with or were transferred to the newly constituted SLM Corporation.  Immediately after the internal corporate reorganization, SLM Corporation owned all of the issued and outstanding shares of Navient common stock, which it distributed to the stockholders of existing SLM Corporation on April 30, 2014.  The internal reorganization and the distribution are sometimes collectively referred to herein as the “Spin-Off” and SLM Corporation as it existed prior to completion of the Spin-Off is sometimes referred to herein as “Old SLM.”  SLM Corporation as it now exists after the Spin-Off is referred to herein as “Sallie Mae,” the “Company,” “SLM,” “we,” “our” or “us.” Upon completion of the internal reorganization, Old SLM became a limited liability company wholly-owned by Navient and changed its name to Navient, LLC.

Private education loan originations will continue to be operated out of Sallie Mae Bank as a subsidiary of Sallie Mae. Sallie Mae Bank was chartered in 2005 and is a Utah industrial bank regulated by the UDFI and the FDIC.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2. Significant Accounting Policies

Basis of Presentation
Our financial reporting and accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”). In conjunction with the Spin-Off, our audited consolidated financial are comprised of financial information relating to Sallie Mae Bank, Upromise and the Private Education Loan origination functions. Also included are certain general corporate overhead expenses allocated to Sallie Mae.
These carve-out financial statements are presented on a basis of accounting that reflects a change in reporting entity and have been adjusted for the effects of the Spin-Off. These carve-out financial statements and selected financial information represent only those operations, assets, liabilities and equity that form Sallie Mae on a stand-alone basis.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Key accounting policies that include significant judgments and estimates include the valuation of allowance for loan losses, fair value measurements, acquired intangible asset impairment assessments, and derivative accounting.
Consolidation
The consolidated financial statements include the accounts of SLM Corporation and its majority-owned and controlled subsidiaries after eliminating the effects of intercompany accounts and transactions.

Cash and Cash Equivalents
Cash and cash equivalents include cash held in the Federal Reserve Bank of San Francisco (“FRB”) and commercial bank accounts, and other short-term liquid instruments with original maturities of three months or less. Fees associated with investing cash and cash equivalents are amortized into interest income using the effective interest rate method.
Investments
Investments include mortgage-backed securities in 2013, and asset-backed securities and mortgage-backed securities in 2012. We record our investment purchases and sales on a trade date basis. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts, which are amortized using the effective interest rate method. We classify all of our investments with readily determinable fair values as trading, available-for-sale or held-to-maturity.
Investments that are not categorized as trading or held-to-maturity are classified as available-for-sale and reported at fair value. Unrealized gains or losses on available-for-sale investments are recorded in equity and are reported as a component of other comprehensive income/(loss), net of applicable income taxes, unless a decline in the investment’s value is considered to be other-than-temporary, in which case the loss is recorded directly to earnings.
Management reviews all investments at least quarterly to determine whether any impairment is other-than-temporary. Impairment is evaluated by considering several factors including the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the investment to allow for an anticipated recovery in fair value. If, based on the analysis, it is determined that the impairment is other-than-temporary, the investment is written down to fair value and a loss is recognized through earnings.
Loans Held for Investment
Loans, consisting of Private Education Loans and FFELP loans, that we have the ability and intent to hold for the foreseeable future are classified as held for investment, and are carried at amortized cost. Amortized cost includes the unamortized premiums, discounts, and capitalized origination costs and fees, all of which are amortized to interest income as discussed under “Loan Interest Income.” Loans which are held for investment are reported net of an allowance for loan losses.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2.	Significant Accounting Policies (Continued)

We also participate in FFELP rehabilitation loan auctions whereby we bid on portfolios of rehabilitated FFELP loans offered for sale by guarantors. For a loan to be eligible for rehabilitation, the guaranty agency must have received reasonable and affordable payments for 9 out of 10 months, at which time the borrower may request that the loan be rehabilitated. Because monthly payments are usually greater after rehabilitation, not all borrowers request rehabilitation. Upon rehabilitation, a borrower is again eligible for all of the benefits under the Higher Education Act that he or she was not eligible as a borrower on a defaulted loan, such as new federal aid, and the default on the borrower’s credit record is expunged. No student loan may be rehabilitated more than once. We purchased $474,293 and $410,049 of these loans in 2013 and 2012, respectively, at 95 percent to 102.5 percent of par value. These loans are subject to our Allowance for Loan Loss reserve methodology.
In 2012, we purchased $408,891 of other FFELP, non-rehabilitated loans. These loans were purchased at 100.5 percent of par value. In 2012 we assumed a forward purchase agreement with Fifth Third Bank, as discussed further in Note 11, “Related Party Transactions.” Under this agreement, we purchased $36,536 and $30,020 of loans at par in 2013 and 2012, respectively.
Allowance for Loan Losses
We consider a loan to be impaired when, based on current information, a loss has been incurred and it is probable that we will not receive all contractual amounts due. When making our assessment as to whether a loan is impaired, we also take into account more than insignificant delays in payment. We generally evaluate impaired loans on an aggregate basis by grouping similar loans. We maintain an allowance for loan losses at an amount sufficient to absorb probable losses incurred in our portfolios at the reporting date based on a projection of estimated probable credit losses incurred in the portfolio.
We analyze our portfolio to determine the effects that the various stages of delinquency and forbearance have on borrower default behavior and ultimate charge-off. We estimate the allowance for loan losses for our loan portfolio using a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. We also take into account the current and future economic environment when calculating the allowance for loan losses. We analyze key economic statistics and the effect they have on future defaults.
The evaluation of the allowance for loan losses is inherently subjective, as it requires material estimates that may be susceptible to significant changes. Our default estimates are based on a loss confirmation period of two years (two years being the expected period between a loss event and when management considers the debt to be uncollectible), taking into consideration account management practices that affect the timing of a loss, such as the usage of forbearance. The two-year estimate underlying the allowance for loan losses is subject to a number of assumptions. If actual future performance in delinquency, charge-offs and recoveries are significantly different than estimated, or account management assumptions or practices were to change, this could materially affect the estimate of the allowance for loan losses, the timing of when losses are recognized, and the related provision for loan losses on our consolidated statements of income.
Below we describe in further detail our policies and procedures for the allowance for loan losses as they relate to our Private Education Loan and FFELP Loan portfolios.
Allowance for Private Education Loan Losses
We determine the collectability of our Private Education Loan portfolio by evaluating certain risk characteristics. We consider school type, credit score, existence of a cosigner, loan status and loan seasoning as the key credit quality indicators because they have the most significant effect on the determination of the adequacy of our allowance for loan losses. The type of school borrowers attend can have an impact on their job prospects after graduation and therefore affects their ability to make payments. Credit scores are an indicator of the creditworthiness of a borrower and the higher the credit score the more likely it is the borrower will be able to make all of their contractual payments. Loan status affects the credit risk because a past due loan is more likely to result in a credit loss than an up-to-date loan. Additionally, loans in the deferred payment status have different credit risk profiles compared with those in current pay status. Loan seasoning affects credit risk because a loan with a history of making payments generally has a lower incidence of default than a loan with a history of making infrequent or no payments. The existence of a cosigner lowers the likelihood of default. We monitor and update these credit quality indicators in the analysis of the adequacy of our allowance for loan losses on a quarterly basis.

To estimate the probable credit losses incurred in the loan portfolio at the reporting date, we use historical experience of borrower payment behavior in connection with the key credit quality indicators and incorporate management expectations regarding macroeconomic and collection procedure factors. The model is based upon the most recent twelve months of actual

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2.	Significant Accounting Policies (Continued)

collection experience as the starting point and applies, when appropriate, expected macroeconomic changes and collection procedure changes to estimate expected losses caused by loss events incurred as of the balance sheet date. The model places a greater emphasis on the more recent default experience rather than the default experience for older historical periods, as management believes the recent default experience is more indicative of the probable losses incurred in the portfolio today. Similar to estimating defaults, we use historical borrower payment behavior to estimate the timing and amount of future recoveries on charged off loans. We use judgment in determining whether historical performance is representative of what we expect to collect in the future. We then apply the default and collection rate projections to each category of loans. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered. Additionally, we consider changes in laws and regulations that could potentially impact the allowance for loan losses. We believe that the model reflects recent customer behavior, loan performance, and collection performance, as well as expectations about economic factors.
Certain Private Education Loans do not require borrowers to begin repayment until six months after they have graduated or otherwise left school. Consequently, the loss estimates for these programs is generally low while the borrower is in school. At December 31, 2013 and 2012, 39 percent and 32 percent, respectively, of the principal balance in the Private Education Loan portfolio was related to borrowers who are in an in-school, grace, or deferment status and not required to make payments. As this population of borrowers leaves school, they will be required to begin payments on their loans, and the allowance for losses may change accordingly.
Similar to the rules governing FFELP payment requirements, our collection policies allow for periods of nonpayment for borrowers requesting additional payment grace periods upon leaving school or experiencing temporary difficulty meeting payment obligations. This is referred to as forbearance status and is considered separately in the allowance for loan losses. The loss confirmation period is in alignment with the typical collection cycle and takes into account these periods of nonpayment.
As part of concluding on the adequacy of the allowance for loan loss, we review key allowance and loan metrics. The most relevant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.
We consider a loan to be delinquent 31 days after the last payment was contractually due. We use a model to estimate the amount of uncollectible accrued interest on Private Education Loans and reserve for that amount against current period interest income.
Because, prior to the Spin-Off, we sold loans that met the related criteria under an agreement with an affiliate, we did not anticipate any loan losses related to the Private Education Loan portfolio. However, in the event we are unable to sell these delinquent Private Education Loan portfolios to the affiliate, the loan principal would be charged off against the allowance when the loan exceeded 120 days delinquency. This is different from the assumption underlying the 2 year loss emergence period. Post-Spin-Off we will record charge-offs against loans that exceed 120 days past due. As a result, post Spin-Off we will be reducing the loss emergence period to reflect this change as well as other changes in our servicing practices. We are unable to quantify the impact of the change in our charge-off policy at this time.
Allowance for FFELP Loan Losses
FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993, and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement. For loans disbursed prior to October 1, 1993, we receive 100 percent reimbursement.
Similar to the allowance for Private Education Loan losses, the allowance for FFELP Loan losses uses historical experience of customer default behavior and a two-year loss confirmation period to estimate the credit losses incurred in the loan portfolio at the reporting date. We apply the default rate projections, net of applicable Risk Sharing, to each category for the current period to perform our quantitative calculation. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered.
Deposits
Our deposit accounts are principally certificates of deposit (“CD”), money market deposit accounts (“MMDA”), negotiable orders of withdrawal (“NOW”) accounts, and high yield savings (“HYS”) accounts. CDs are accounts that have a

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2.	Significant Accounting Policies (Continued)

stipulated maturity and interest rate. Early withdrawal of Brokered CD’s is prohibited (except in the case of death or legal incapacity). Retail CD’s may be withdrawn early but a penalty is assessed. MMDA, NOW and HYS accounts are both interest and non-interest bearing accounts that have no maturity or expiration date. The depositor is not required by the deposit contract, but may at any time be required by the Company, to give written notice of any intended withdrawal not less than seven days before the withdrawal is made.
Upromise related liabilities
Upromise related liabilities represent amounts owed to Upromise rewards members for rebates they have earned from qualifying purchases from Upromise’s participating companies. These amounts are held in trust for the benefit of the members until distributed in accordance with the Upromise member’s request and/or the terms of the Upromise service agreement. Upromise, which acts as the trustee for the trust, has deposited a majority of the cash with Sallie Mae Bank pursuant to a money market deposit account agreement between Sallie Mae Bank and Upromise as trustee of the trust.
Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our financial statements. Fair value measurements are used in one of five ways:

•	In the consolidated balance sheet with changes in fair value recorded in the consolidated statement of income;

•	In the consolidated balance sheet with changes in fair value recorded in the accumulated other comprehensive income section of the consolidated statement of changes in equity;

•	In the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statement of income;

•	In the notes to the consolidated financial statements; and

•	In the measurement of related party transactions.
Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. In general, our policy in estimating fair value is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for our liabilities), relying first on observable data from active markets. Depending on current market conditions, additional adjustments to fair value may be based on factors such as liquidity, credit, and bid/offer spreads. Transaction costs are not included in the determination of fair value. When possible, we seek to validate the model’s output to market transactions. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.
We categorize our fair value estimates based on a hierarchical framework associated with three levels of price transparency utilized in measuring financial instruments at fair value. Classification is based on the lowest level of input that is significant to the fair value of the instrument. The three levels are as follows:

•
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. The types of financial instruments included in level 1 are highly liquid instruments with quoted prices.

•
Level 2 — Inputs from active markets, other than quoted prices for identical instruments, are used to determine fair value. Significant inputs are directly observable from active markets for substantially the full term of the asset or liability being valued.

•
Level 3 — Pricing inputs significant to the valuation are unobservable. Inputs are developed based on the best information available. However, significant judgment is required by us in developing the inputs.

Loan Interest Income
For loans classified as held for investment, we recognize interest income as earned, adjusted for (i) the amortization of premiums and capitalized direct origination costs, (ii) accretion of discounts, and (iii) the effect of borrower utilization of incentives for timely payment (“Repayment Borrower Benefits”). These adjustments are recognized based upon the expected yield of the loan over its life after giving effect to prepayments and extensions, and to estimates related to Repayment Borrower Benefits. The estimate of the prepayment speed includes the effect of voluntary prepayments, student loan defaults, and

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2.	Significant Accounting Policies (Continued)

consolidation (if the loan is consolidated to a third party), all of which shorten the life-of-loan. Prepayment speed estimates also consider the utilization of deferment, forbearance, and extended repayment plans, which lengthen the life-of-loan. For Repayment Borrower Benefits, the estimates of their effect on student loan yield are based on analyses of historical payment behavior of customers who are eligible for the incentives and its effect on the ultimate qualification rate for these incentives. We regularly evaluate the assumptions used to estimate the prepayment speeds and the qualification rates used for Repayment Borrower Benefits. In instances where there are changes to the assumptions, amortization is adjusted on a cumulative basis to reflect the change since the origination of the loan. We also pay to ED an annual 105 basis point Consolidation Loan Rebate Fee on FFELP Consolidation Loans which is netted against loan interest income. Additionally, interest earned on student loans reflects potential non-payment adjustments in accordance with our uncollectible interest recognition policy as discussed further in “Allowance for Loan Losses” of this Note 2. We do not amortize any premiums, discounts or other adjustments to the basis of student loans when they are classified as held-for-sale.
We recognize certain fee income (primarily late fees) on student loans when earned according to the contractual provisions of the promissory notes, as well as our expectation of collectability. Fee income is recorded when earned in “other non-interest income” in the accompanying consolidated statements of income.
Interest Expense
Interest expense is based upon contractual interest rates adjusted for the amortization of issuance costs and premiums and the accretion of discounts. We incur interest expense on interest bearing deposits comprised of non-maturity savings deposits, brokered and retail certificates of deposit and brokered money market deposits.  Interest expense is recognized when amounts are contractually due to deposit holders.  Refer to Note 7, “Deposits,” for further details of interest bearing deposits.
Other Income
We participate and sell loans to related parties and others. These loans are initially recorded as held for investment, and are transferred to held-for-sale immediately prior to sale or participation. Prior to April 2012, loans were sold for more than the loan's fair value, and the difference was recorded as additional paid-in-capital. Beginning in April 2012, loans were sold at fair value. Details of these transactions are further discussed in Note 11, “Related Party Transactions.”
Our Upromise subsidiary has a number of programs that encourage consumers to save for the cost of college education. We have established a consumer savings network which is designed to promote college savings by consumers who are members of this program by encouraging them to purchase goods and services from the companies that participate in the program (“Participating Companies”). Participating Companies generally pay Upromise fees based on member purchase volume, either online or in stores depending on the contractual arrangement with the Participating Company. We recognize revenue as marketing and administrative services are rendered based upon contractually determined rates and member purchase volumes.
Derivative Accounting
We account for our derivatives, consisting of interest rate swaps and certain derivative instruments embedded in other contracts, at fair value on the consolidated balance sheets as either an asset or liability. Derivative positions are recorded as net positions by counterparty based on master netting arrangements (see Note 9, “Derivative Financial Instruments”) exclusive of accrued interest and cash collateral held or pledged. We determine the fair value for our derivative contracts primarily using pricing models that consider current market conditions and the contractual terms of the derivative contract. These factors include interest rates, time value, forward interest rate curves, and volatility factors. Inputs are generally from active financial markets.
The majority of our derivatives qualify as effective hedges. For these derivatives, the relationship between the hedging instrument and the hedged items (including the hedged risk and method for assessing effectiveness), as well as the risk management objective and strategy for undertaking various hedge transactions at the inception of the hedging relationship, is documented.
Each derivative is designated to a specific (or pool of) liability(ies) on the consolidated balance sheets, and is designated as a “fair value” hedge. Fair value hedges are designed to hedge our exposure to changes in fair value of a fixed rate liability due to a change in the market of interest designated as one-month LIBOR. For effective fair value hedges, both the hedge and the hedged item (for the risk being hedged) are recorded at fair value with any difference reflecting ineffectiveness which is recorded immediately in the consolidated statements of income. The assessment of the hedge’s effectiveness is performed at inception and on an ongoing basis, generally using regression testing. For hedges of a pool of liabilities, tests are performed to

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

2.	Significant Accounting Policies (Continued)

demonstrate the similarity of individual instruments of the pool. When it is determined that a derivative is not currently an effective hedge, ineffectiveness is recognized for the full change in fair value of the derivative with no offsetting amount from the hedged item for the current period. If it is also determined the hedge will not be effective in the future, we discontinue the hedge accounting prospectively, cease recording changes in the fair value of the hedged item, and begin amortization of any basis adjustments that exist related to the hedged item.
Stock-Based Compensation
We recognize stock-based compensation cost in our consolidated statements of income using the fair value method. Under this method we determine the fair value of the stock-based compensation at the time of the grant and recognize the resulting compensation expense over the vesting period of the stock-based grant.
Income Taxes
We account for income taxes under the asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of our assets and liabilities. To the extent tax laws change, deferred tax assets and liabilities are adjusted in the period that the tax change is enacted.
“Income tax expense/(benefit)” includes (i) deferred tax expense/(benefit), which represents the net change in the deferred tax asset or liability balance during the year when applicable, and (ii) current tax expense/(benefit), which represents the amount of tax currently payable to or receivable from a tax authority plus amounts accrued for unrecognized tax benefits. Income tax expense/(benefit) excludes the tax effects related to adjustments recorded in equity.
An uncertain tax position is recognized only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than fifty percent likely of being sustained upon ultimate settlement of the uncertain tax position. We recognize interest related to unrecognized tax benefits in income tax expense/(benefit), and penalties, if any, in operating expenses.

3. Cash and Cash Equivalents
As of December 31, 2013, cash and cash equivalents include cash due from the FRB of $2,181,463 and cash due from depository institutions of $1,402. As of December 31, 2012, cash and cash equivalents include cash due from the FRB of $1,597,422, and cash due from depository institutions of $1,660. As of December 31, 2013 and 2012, we had no outstanding cash equivalents.
In 2010, the FRB introduced the Term Deposit Facility to facilitate the conduct of monetary policy by providing a tool that may be used to manage the aggregate quantity of reserve balances held by depository institutions. Under this program the FRB accepts deposits for a stated maturity at a rate of interest determined via auction. The funds are removed from the accounts of participating institutions for the life of the term deposit. We participated in these auctions in 2013 and 2012, resulting in interest income of $813 and $77, respectively. As of December 31, 2013 and 2012, no funds were on deposit with the FRB under this program.
We are required to maintain average reserve balances with the FRB based on a percentage of deposits. The average amounts of those reserves for the years ended December 31, 2013 and 2012 were $1,548 and $2,614, respectively.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

4. Investments

The amortized cost and fair value of securities available for sale are as follows:

	As of December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$106,977	$706	$(5,578)	$102,105
Available for sale securities	$106,977	$706	$(5,578)	$102,105

	As of December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Asset-backed securities	$510,666	$21,608	$(119)	$532,155
Mortgage-backed securities	60,943	2,046	(397)	62,592
Available for sale securities	$571,609	$23,654	$(516)	$594,747

As of December 31, 2013, there were 20 of 33 separate mortgage-backed securities with unrealized losses in our investment portfolio. Ten of the 20 securities in a net loss position were issued under Ginnie Mae programs that carry a full faith and credit guarantee from the U.S. Government. The remaining securities in a net loss position carry a principal and interest guarantee by Fannie Mae. As of December 31, 2012, there were two separate mortgage-backed securities with unrealized losses in our investment portfolio. Both securities were issued by Ginnie Mae, which carries an unconditional principal and interest guarantee backed by the full faith and credit of the U.S. Government. We have the ability and the intent to hold these securities for a period of time sufficient for the market price to recover to at least the adjusted amortized cost of the security.
The expected payments on mortgage-backed securities may not coincide with their contractual maturities because borrowers have the right to prepay certain obligations. Accordingly, these securities are not included in a maturities distribution.
As of December 31, 2013, the amortized cost and fair value of securities, by contractual maturities, were as follows:

Year of Maturity	Amortized Cost	Estimated Fair Value
2038	$1,005	$1,073
2039	14,409	15,047
2042	30,580	27,571
2043	60,983	58,414
Total	$106,977	$102,105

In October 2013, we sold our asset-backed security portfolio for a gain of $63,813, and as such, we no longer hold asset-backed securities in our investment portfolio.

The asset-backed and mortgage-backed securities have been pledged to the FRB as collateral against any advances and accrued interest under the Primary Credit program or any other program sponsored by the FRB. We had $0 and $628,698 par value of asset-backed and $103,049 and $58,406 par value of mortgage-backed securities pledged to this borrowing facility at December 31, 2013 and 2012, respectively, as discussed further in Note 8, “Borrowed Funds.”

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

5. Loans Held for Investment

Loans Held for Investment consist of Private Education Loans and FFELP.
Our Private Education Loans are made largely to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or customers’ resources. Private Education Loans bear the full credit risk of the customer. We manage this additional risk through historical risk-performance underwriting strategies and the addition of qualified cosigners. Private Education Loans generally carry a variable rate indexed to LIBOR or Prime indices. We encourage customers to include a cosigner on the loan, and the majority of loans in our portfolio are cosigned. We also encourage customers to make payments while in school.
FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement.
Loans held for investment are summarized as follows:

	December 31,
	2013	2012
Private Education Loans	$6,563,342	$5,507,908
Unearned discounts	(10,096)	(9,311)
Allowance for loan losses	(61,763)	(65,218)
Unamortized origination costs, net	15,159	14,320
Total Private Education Loans, net	6,506,642	5,447,699

FFELP Loans	1,426,972	1,043,521
Unamortized acquisition costs, net	4,081	205
Allowance for loan losses	(6,318)	(3,971)
Total FFELP Loans, net	1,424,735	1,039,755

Loans held for investment, net	$7,931,377	$6,487,454

The estimated weighted average life of student loans in our portfolio was approximately 7.0 years and 7.2 years at December 31, 2013 and 2012, respectively.

The Private Education Loans average balance was $5,996,883 and $5,328,048 and the weighted average interest rate was 8.16 percent and 8.38 percent at December 31, 2013 and 2012, respectively. The FFELP Loan average balance was $1,167,798 and $546,987 and the weighted average interest rate was 3.25 percent and 2.75 percent at December 31, 2013 and 2012, respectively.

Certain Collection Tools — Private Education Loans
Similar to FFELP loans, Private Education Loans are generally non-dischargeable in bankruptcy. Most loans have repayment terms of 15 years or more, and for loans made prior to 2009, payments are typically deferred until after graduation; however, since 2009 we began to encourage interest-only or fixed payment options while the customer is enrolled in school and today, the majority of new customers make payments while in school.
Forbearance involves granting the customer a temporary cessation of payments (or temporary acceptance of smaller than scheduled payments) for a specified period of time. Using forbearance extends the original term of the loan. Forbearance does not grant any reduction in the total repayment obligation (principal or interest). While in forbearance status, interest continues to accrue and is capitalized to principal when the loan re-enters repayment status. Our forbearance policies include limits on the

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

5.	Loans Held for Investment (Continued)

number of forbearance months granted consecutively and the total number of forbearance months granted over the life of the loan. In some instances, we require good-faith payments before granting forbearance. Exceptions to forbearance policies are permitted when such exceptions are judged to increase the likelihood of collection of the loan. Forbearance as a collection tool is used most effectively when applied based on a customer’s unique situation, including historical information and judgments. We leverage updated customer information and other decision support tools to best determine who will be granted forbearance based on our expectations as to a customer’s ability and willingness to repay their obligation. This strategy is aimed at mitigating the overall risk of the portfolio as well as encouraging cash resolution of delinquent loans.
Forbearance may be granted to customers who are exiting their grace period to provide additional time to obtain employment and income to support their obligations, or to current customers who are faced with a hardship and request forbearance time to provide temporary payment relief. In these circumstances, a customer’s loan is placed into a forbearance status in limited monthly increments and is reflected in the forbearance status at month-end during this time. At the end of the granted forbearance period, the customer will enter repayment status as current and is expected to begin making scheduled monthly payments on a go-forward basis.
Forbearance may also be granted to customers who are delinquent in their payments. In these circumstances, the forbearance cures the delinquency and the customer is returned to a current repayment status. In more limited instances, delinquent customers will also be granted additional forbearance time.
We also have an interest rate reduction program to assist customers in repaying their Private Education Loans through reduced payments, while continuing to reduce their outstanding principal balance. This program is offered in situations where the potential for principal recovery, through a modification of the monthly payment amount, is better than other alternatives currently available. Along with demonstrating the ability and willingness to pay, the customer must make three consecutive monthly payments at the reduced rate to qualify for the program. Once the customer has made the initial three payments, the loan’s status is returned to current and the interest rate is reduced for the successive twelve month period.
During 2013, 2012 and 2011, we did not utilize these collection tools because we sold loans that would otherwise be managed using one or more of these tools to an affiliate before the tools would have been implemented. See Note 11, “Related Party Transactions.”
The period of delinquency for loans is based on the number of days scheduled payments are contractually past due. As of December 31, 2013 and 2012, we had $220,413 and $144,507, respectively, of FFELP loans and $2,667 and $1,793, respectively, of Private Education Loans held for investment which are 90 or more days delinquent that continue to accrue interest. At December 31, 2013 and 2012, we had no loans in nonaccrual status.
Borrower-in-Custody Arrangements
We maintain Borrower-in-Custody arrangements with the FRB. Under these arrangements, we can pledge FFELP consolidation or Private Education Loans to the FRB to secure any advances and accrued interest generated under the Primary Credit program at the FRB. As of December 31, 2013 and 2012, we had $95,555 and $101,197, respectively, of FFELP consolidation loans and $870,736 and $527,698, respectively, of Private Education Loans pledged to this borrowing facility, as discussed further in Note 8, “Borrowed Funds.”
Loans Held for Investment by Region
At December 31, 2013, 37.84 percent of loans were concentrated in the following states:

2013
California	9.75%
New York	9.30
Pennsylvania	7.47
New Jersey	6.19
Illinois	5.13
37.84%

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

5.	Loans Held for Investment (Continued)

At December 31, 2012, 38.57 percent of loans were concentrated in the following states:

2012
New York	10.04%
California	9.12
Pennsylvania	7.59
New Jersey	6.47
Illinois	5.35
38.57%

No other state had a concentration of loans in excess of 5 percent of the aggregate outstanding loans held for investment.

6. Allowance for Loan Losses
Our provisions for loan losses represent the periodic expense of maintaining an allowance sufficient to absorb incurred probable losses, net of expected recoveries, in the held-for-investment loan portfolios. The evaluation of the provisions for loan losses is inherently subjective as it requires material estimates that may be susceptible to significant changes. We believe that the allowance for loan losses is appropriate to cover probable losses incurred in the loan portfolios.

Prior to the Spin-Off, loans were sold to an affiliate for two reasons: (i) to fund the loans to term through the issuance of an asset-backed securitization and (ii) to enable the affiliates to manage loans that were granted forbearance or were 90 days or more past due. As a result of these past practices, our historical credit results do not reflect charge-offs or recoveries. The following results have not been adjusted to reflect what the delinquencies, charge-offs and recoveries would have been, had we not sold these loans to our affiliates.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

Allowance for Loan Losses Metrics

	Allowance for Loan Losses
	Year Ended December 31, 2013
	FFELP Loans	Private Education Loans	Total
Allowance for Loan Losses
Beginning balance	$3,971	$65,218	$69,189
Total provision	4,384	64,955	69,339
Charge-offs(1)	(2,037)	—	(2,037)
Student loan sales(2)	—	(68,410)	(68,410)
Ending Balance	$6,318	$61,763	$68,081
Allowance:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$6,318	$61,763	$68,081
Loans:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$1,426,972	$6,563,342	$7,990,314
Charge-offs as a percentage of average loans in repayment	0.23%	—%
Allowance as a percentage of the ending total loan balance	0.44%	0.94%
Allowance as a percentage of the ending loans in repayment	0.62%	1.55%
Allowance coverage of charge-offs	3.10	—
Ending total loans	$1,426,972	$6,563,342
Average loans in repayment	$870,460	$3,509,502
Ending loans in repayment	$1,023,471	$3,972,317

(1)	Charge-offs are reported net of expected recoveries. Private Education Loans were sold to an affiliate prior to being charged-off.

(2)	Represents fair value write-downs on delinquent loans sold to an affiliate recorded at the time of sale.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

	Allowance for Loan Losses
	Year Ended December 31, 2012
	FFELP Loans	Private Education Loans	Total
Allowance for Loan Losses
Beginning balance	$402	$69,090	$69,492
Total provision	3,669	62,447	66,116
Charge-offs(1)	(100)	—	(100)
Student loan sales(2)	—	(66,319)	(66,319)
Ending Balance	$3,971	$65,218	$69,189
Allowance:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$3,971	$65,218	$69,189
Loans:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$1,043,521	$5,507,908	$6,551,429
Charge-offs as a percentage of average loans in repayment	0.03%	—%
Allowance as a percentage of the ending total loan balance	0.38%	1.18%
Allowance as a percentage of the ending loans in repayment	0.52%	1.74%
Allowance coverage of charge-offs	39.77	—
Ending total loans	$1,043,521	$5,507,908
Average loans in repayment	$367,789	$3,928,692
Ending loans in repayment	$770,772	$3,750,223

(1)	Charge-offs are reported net of expected recoveries. Private Education Loans were sold to an affiliate prior to being charged-off.

(2)	Represents fair value write-downs on delinquent loans sold to an affiliate recorded at the time of sale.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

	Allowance for Loan Losses
	Year Ended December 31, 2011
	FFELP Loans	Private Education Loans	Total
Allowance for Loan Losses
Beginning balance	$201	$49,738	$49,939
Total provision	299	85,037	85,336
Charge-offs(1)	(98)	—	(98)
Student loan sales(2)	—	(65,685)	(65,685)
Ending balance	$402	$69,090	$69,492
Allowance:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$402	$69,090	$69,492
Loans:
Ending balance: individually evaluated for impairment	$—	$—	$—
Ending balance: collectively evaluated for impairment	$238,648	$5,172,369	$5,411,017
Charge-offs as a percentage of average loans in repayment	0.07%	—%
Allowance as a percentage of the ending total loan balance	0.17%	1.34%
Allowance as a percentage of the ending loans in repayment	0.25%	1.63%
Allowance coverage of charge-offs	4.12	—
Ending total loans	$238,648	$5,172,369
Average loans in repayment	$142,622	$3,832,531
Ending loans in repayment	$158,436	$4,249,703
(1) Charge-offs are reported net of expected recoveries. Private Education Loans were sold to an affiliate prior to being charged-off.
(2) Represents fair value write-downs on delinquent loans sold to an affiliate recorded at the time of sale.

All of our loans are collectively assessed for impairment. There were no loans that were individually evaluated for impairment in 2013, 2012 or 2011, respectively.
Within the Private Education Loan portfolio, loans greater than 90 days past due are considered to be nonperforming. FFELP Loans are at least 97 percent guaranteed as to their principal and accrued interest by the federal government in the event of default and therefore we do not deem FFELP Loans as nonperforming from a credit risk standpoint at any point in their life cycle prior to claim payment, and continue to accrue interest through the date of claim.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

Key Credit Quality Indicators
FFELP Loans are substantially insured and guaranteed as to their principal and accrued interest in the event of default; therefore, the key credit quality indicator for this portfolio is loan status. The impact of changes in loan status is incorporated quarterly into the allowance for loan losses calculation.
For Private Education Loans, the key credit quality indicators are school type, FICO scores, the existence of a cosigner, the loan status and loan seasoning. The school type/FICO score are assessed at origination and maintained through the traditional/non-traditional loan designation. The other Private Education Loan key quality indicators can change and are incorporated monthly into the allowance for loan losses calculation. The following table highlights the gross principal balance of our Private Education Loan portfolio stratified by key credit quality indicators.

	Private Education Loans Credit Quality Indicators
	December 31, 2013		December 31, 2012
Credit Quality Indicators:	Balance(1)	% of Balance	Balance(1)	% of Balance

Cosigners:
With cosigner	$5,898,751	90%	$4,960,412	90%
Without cosigner	664,591	10	547,496	10
Total	$6,563,342	100%	$5,507,908	100%

FICO at Origination:
Less than 670	$461,412	7%	$394,767	7%
670-709	1,364,286	21	1,074,885	20
710-749	1,649,192	25	1,362,208	25
Greater than or equal to 750	3,088,452	47	2,676,048	48
Total	$6,563,342	100%	$5,507,908	100%

Seasoning(2):
1-12 payments	$1,840,538	28%	$1,676,726	30%
13-24 payments	1,085,393	17	1,500,799	27
25-36 payments	669,685	10	540,934	10
37-48 payments	362,124	6	33,100	1
More than 48 payments	30,891	—	7,592	—
Not yet in repayment	2,574,711	39	1,748,757	32
Total	$6,563,342	100%	$5,507,908	100%

(1)	Balance represents gross Private Education Loans.

(2)	Number of months in active repayment for which a scheduled payment was due.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

 The following tables provide information regarding the loan status and aging of past due loans.

	Private Education Loan Delinquencies
	December 31,
	2013		2012		2011
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,574,711		$1,748,757		$917,442
Loans in forbearance(2)	16,314		8,928		5,224
Loans in repayment and percentage of each status:
Loans current	3,933,143	99.0%	3,705,634	98.8%	4,177,281	98.3%
Loans delinquent 31-60 days(3)	28,854	0.7	33,412	0.9	55,689	1.3
Loans delinquent 61-90 days(3)	10,280	0.3	10,483	0.3	14,993	0.4
Loans delinquent greater than 90 days(3)	40	—	694	—	1,740	—
Total private education loans in repayment	3,972,317	100.0%	3,750,223	100.0%	4,249,703	100.0%
Total private education loans, gross	6,563,342		5,507,908		5,172,369
Private education loans unamortized discount	5,063		5,009		(40,491)
Total private education loans	6,568,405		5,512,917		5,131,878
Private education loans allowance for losses	(61,763)		(65,218)		(69,090)
Private education loans, net	$6,506,642		$5,447,699		$5,062,788
Percentage of private education loans in repayment		60.5%		68.1%		82.2%
Delinquencies as a percentage of private education loans in repayment		1.0%		1.2%		1.7%
Loans in forbearance as a percentage of loans in repayment and forbearance		0.4%		0.2%		0.1%

(1)
Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans (e.g., residency periods for medical students or a grace period for bar exam preparation).

(2)
Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

6.	Allowance for Loan Losses (Continued)

	FFELP Loan Delinquencies
	December 31,
	2013		2012		2011
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$132,624		$108,644		$24,345
Loans in forbearance(2)	270,877		164,105		55,867
Loans in repayment and percentage of each status:
Loans current	667,025	65.2%	502,128	65.2%	142,928	90.2%
Loans delinquent 31-60 days(3)	80,199	7.8	77,438	10.0	5,910	3.7
Loans delinquent 61-90 days(3)	55,954	5.5	47,742	6.2	3,162	2.0
Loans delinquent greater than 90 days(3)	220,293	21.5	143,464	18.6	6,436	4.1
Total FFELP Loans in repayment	1,023,471	100.0%	770,772	100.0%	158,436	100.0%
Total FFELP Loans, gross	1,426,972		1,043,521		238,648
FFELP Loan unamortized premium	4,081		205		1,206
Total FFELP Loans	1,431,053		1,043,726		239,854
FFELP Loan allowance for losses	(6,318)		(3,971)		(402)
FFELP Loans, net	$1,424,735		$1,039,755		$239,452
Percentage of FFELP Loans in repayment		71.7%		73.9%		66.4%
Delinquencies as a percentage of FFELP Loans in repayment		34.8%		34.9%		9.8%
FFELP Loans in forbearance as a percentage of loans in repayment and forbearance		20.9%		17.6%		26.1%

(1)
Loans for customers who may still be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans (e.g., residency periods for medical students or a grace period for bar exam preparation) as well as loans for customers who have requested and qualify for other permitted program deferments such as military, unemployment, or economic hardships.

(2)
Loans for customers who have used their allowable deferment time or do not qualify for deferment, that need additional time to obtain employment or who have temporarily ceased making full payments due to hardship or other factors.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Accrued Interest Receivable
The following table provides information regarding accrued interest receivable on our Private Education Loans. The table also discloses the amount of accrued interest on loans greater than 90 days past due as compared to our allowance for uncollectible interest. The allowance for uncollectible interest exceeds the amount of accrued interest on our 90 days past due portfolio for all periods presented.

	Private Education Loan
	Accrued Interest Receivable
	Total	Greater than 90 days Past Due	Allowance for Uncollectible Interest

December 31, 2013	$333,857	$1	$4,076
December 31, 2012	$215,752	$33	$3,608

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

7. Deposits

The following table summarizes total deposits at December 31, 2013 and 2012.

	December 31,	December 31,
	2013	2012
Deposits - interest bearing	$9,239,554	$7,671,123
Deposits - non-interest bearing	55,036	128,776
Total Sallie Mae Bank deposits	9,294,590	7,799,899
Less money market deposits with Upromise subsidiary	(293,040)	(302,566)
Total deposits	$9,001,550	$7,497,333
Interest Bearing
Interest bearing deposits as of December 31, 2013 and 2012 consisted of non-maturity savings deposits, brokered and retail certificates of deposit and affiliated money market deposits, as discussed further below and brokered money market deposits. These deposit products are serviced by third party and related party providers. Placement fees associated with the brokered certificates of deposit are amortized into interest expense using the effective interest rate method. We recognized placement fee expense of $9,754 and $8,416 in the years ended December 31, 2013 and 2012, respectively. Fees paid to third party brokers related to these certificates of deposit were $12,114 and $16,484 during the years ended December 31, 2013 and 2012, respectively.
We also offer consumer deposit products in the form of debit cards associated with interest bearing NOW accounts to facilitate the distribution of financial aid refunds and other payables to students. These deposit products are serviced by third party providers.
Interest bearing deposits at December 31, 2013 and 2012 are summarized as follows:

	December 31, 2013		December 31, 2012
	Amount	Year-End Weighted Average Stated Rate	Amount	Year-End Weighted Average Stated Rate

Money market	$3,505,929	0.60%	$2,469,876	0.61%
Savings	743,742	0.81%	734,643	0.91%
NOW	18,214	0.12%	—	—%
Certificates of deposit	4,971,669	1.39%	4,466,604	1.55%
Deposits - interest bearing	$9,239,554		$7,671,123

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

7.	Deposits (Continued)

Certificates of deposit maturities are summarized as follows:

	December 31,
	2013	2012
One year or less	$2,030,190	$1,261,445
After one year to two years	1,303,106	1,764,798
After two years to three years	675,405	789,129
After three years to four years	538,117	241,019
After four years to five years	424,851	410,213
Total	$4,971,669	$4,466,604

 As of December 31, 2013 and 2012, there were $452,678 and $435,449 of time deposits exceeding FDIC insurance limits. Accrued interest on deposits was $13,119 and $12,880 at December 31, 2013 and 2012, respectively.

Money market deposits with affiliates

Our Upromise subsidiary maintains a money market deposit at Sallie Mae Bank which totaled $293,040 and $302,566 at December 31, 2013 and 2012, respectively, which was interest bearing. Interest expense incurred on these deposits during 2013 and 2012 totaled $318 and $0, respectively.

NonInterest Bearing

Noninterest bearing deposits as of December 31, 2013 and 2012 consisted of money market account deposits from affiliates and consumer (“NOW”) accounts. Noninterest bearing deposits at December 31, 2013 and 2012 are summarized as follows:

	December 31,
	2013	2012

Money market	$55,036	$109,545
NOW accounts	—	19,231
Deposits - noninterest bearing	$55,036	$128,776

8. Borrowed Funds

We maintain discretionary uncommitted Federal Funds lines of credit with various correspondent banks, which totaled $100,000 at December 31, 2013. The interest rate charged to the Company on these lines of credit is priced at Fed Funds plus a spread at the time of borrowing, and is payable daily. We did not utilize these lines of credit in 2013, 2012 and 2011.
We established an account at the FRB to meet eligibility requirements for access to the Primary Credit borrowing facility at the FRB’s Discount Window (“Window”). All borrowings at the Window must be fully collateralized. We pledged asset-backed and mortgage-backed securities, as well as FFELP consolidation and Private Education loans to the FRB as collateral for borrowings at the Window. Generally, collateral value is assigned based on the estimated fair value of the pledged assets. At December 31, 2013 and 2012, the lendable value of our collateral at the FRB totaled $900,217 and $945,266, respectively. The interest rate charged to us is the discount rate set by the FRB. We did not utilize this facility in 2013 and 2012.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

9. Derivative Financial Instruments

Risk Management Strategy
We maintain an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize the economic effect of interest rate changes. Our goal is to manage interest rate sensitivity by modifying the repricing frequency and underlying index characteristics of certain balance sheet assets and liabilities so the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. Income or loss on the derivative instruments that are linked to the hedged assets and liabilities will generally offset the effect of this unrealized appreciation or depreciation for the period the item is being hedged.
Although we use derivatives to offset (or minimize) the risk of interest rate changes, the use of derivatives does expose us to both market and credit risk. Market risk is the chance of financial loss resulting from changes in interest rates and market liquidity. Credit risk is the risk that a counterparty will not perform its obligations under a contract and it is limited to the loss of the fair value gain in a derivative that the counterparty owes us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, have no credit risk exposure to the counterparty; however, the counterparty has exposure to us. We minimize the credit risk in derivative instruments by entering into transactions with highly rated counterparties that are regularly reviewed. We also maintain a policy of requiring that all derivative contracts be governed by an International Swaps and Derivative Association Master Agreement. Depending on the nature of the derivative transaction, bilateral collateral arrangements generally are required as well. When we have more than one outstanding derivative transaction with the counterparty, and there exists legally enforceable netting provisions with the counterparty (i.e., a legal right to offset receivable and payable derivative contracts), the “net” mark-to-market exposure, less collateral the counterparty has posted to us, represents exposure with the counterparty. All existing agreements contain netting arrangements. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At December 31, 2013 and 2012, we had a net positive exposure (derivative gain positions to us less collateral which has been posted by counterparties to us) related to derivatives of $3,517 and $9,856, respectively.

Accounting for Derivative Instruments
Derivative instruments that are used as part of our interest rate risk management strategy are interest rate swaps. The accounting for derivative instruments requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at fair value. Our derivative instruments are classified and accounted for by us as fair value hedges.

Fair Value Hedges
Fair value hedges are generally used by us to hedge the exposure to changes in fair value of a recognized fixed rate asset or liability. We enter into interest rate swaps to economically convert fixed rate assets into variable rate assets and fixed rate debt into variable rate debt. For fair value hedges, we generally consider all components of the derivative’s gain and/or loss when assessing hedge effectiveness and generally hedge changes in fair values due to interest rates.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

9.	Derivative Financial Instruments (Continued)

Summary of Derivative Financial Statement Impact
The following tables summarize the fair values and notional amounts of all derivative instruments at December 31, 2013, 2012 and 2011, and their impact on other comprehensive income and earnings for the years ended December 31, 2013, 2012 and 2011.

		Years Ended December 31,
	Location	2013	2012	2011
Fair Values:

Interest rate swaps (receive - fixed/pay - variable)(1)	Other assets	$612	$31,278	$49,931
Total fair value		$612	$31,278	$49,931

Notional Amounts:

Interest rate swaps (receive - fixed/pay - variable)(1)		$2,664,755	$3,540,586	$3,235,790
Other(2)		—	628,698	628,698
Total notional		$2,664,755	$4,169,284	$3,864,488

Earnings impact:
Hedge ineffectiveness	Other noninterest income	$640	$(5,461)	$5,283
Realized gains	Interest expense	28,668	35,988	45,004
Total earnings impact		$29,308	$30,527	$50,287

(1)	Interest rate swaps are hedged against certificates of deposit.

(2)	"Other" includes embedded derivatives bifurcated from investment securities.

Cash Collateral
Cash collateral held related to derivative exposure between the Company and its derivatives counterparties was $5,190 and $30,600 for the years ended December 31, 2013 and 2012, respectively. Collateral held is recorded in “Other Liabilities.” Cash collateral pledged related to derivative exposure between the Company and its derivatives counterparties was $40 and $0 for the years ended December 31, 2013 and 2012, respectively.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

10. Fair Value Measurements

We use estimates of fair value in applying various accounting standards for our financial statements.

We categorize our fair value estimates based on a hierarchal framework associated with three levels of price transparency utilized in measuring financial instruments at fair value. For additional information regarding our policies for determining fair value and the hierarchical framework, see “Note 2 - Significant Accounting Policies - Fair Value Measurement.”

The following table summarizes the valuation of our financial instruments that are marked-to-market on a recurring basis.

	Fair Value Measurements on a Recurring Basis
	December 31, 2013				December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets

Asset-backed securities	$—	$—	$—	$—	$—	$—	$532,155	$532,155
Mortgage-backed securities	—	102,105	—	102,105	—	62,592	—	62,592
Derivative instruments	—	612	—	612	—	31,278	—	31,278
Total	$—	$102,717	$—	$102,717	$—	$93,870	$532,155	$626,025

The following table summarizes the change in balance sheet carrying value associated with level 3 financial instruments carried at fair value on a recurring basis.

	Asset-Backed Securities
	Years Ended December 31,
	2013	2012	2011
Balance, beginning of period	$532,155	$498,657	$556,963
Total gains/(losses) (realized and unrealized):
Included in earnings	(21,490)	23,149	(69,595)
Included in other comprehensive income	63,813	—	—
Included in earnings - accretion of discount	7,596	10,349	11,289
Proceeds from sale	(582,074)	—	—
Transfers in and/or out of level 3	—	—	—
Balance, end of period	$—	$532,155	$498,657
Change in unrealized gains/(losses) relating to instruments still held at the reporting date	$—	$23,149	$(69,595)

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

10.	Fair Value Measurements (Continued)

The following table summarizes the fair values of our financial assets and liabilities, including derivative financial instruments.

	December 31, 2013			December 31, 2012
	Fair Value	Carrying Value	Difference	Fair Value	Carrying Value	Difference
Earning assets
Loans held for investment, net	$8,541,919	$7,931,377	$610,542	$7,369,727	$6,487,454	$882,273
Cash and cash equivalents	2,182,865	2,182,865	—	1,599,082	1,599,082	—
Available for sale investments	102,105	102,105	—	594,747	594,747	—
Accrued interest receivable	356,283	356,283	—	234,797	234,797	—
Derivative instruments	612	612	—	31,278	31,278	—
Total earning assets	$11,183,784	$10,573,242	$610,542	$9,829,631	$8,947,358	$882,273
Interest-bearing liabilities
Money-market, savings and NOW accounts	$4,029,881	$4,029,881	$—	$3,030,729	$3,030,729	$—
Certificates of deposit	4,984,114	4,971,669	(12,445)	4,485,208	4,466,604	(18,604)
Accrued interest payable	13,119	13,119	—	12,880	12,880	—
Total interest-bearing liabilities	$9,027,114	$9,014,669	(12,445)	$7,528,817	$7,510,213	$(18,604)

Excess of net asset fair value over carrying value			$598,097			$863,669

The methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:
Cash and cash equivalents
Cash and cash equivalents are carried at cost. Carrying value approximated fair value for disclosure purposes. These are level 1 valuations.
Investments
Investments are classified as available for sale and are carried at fair value in the financial statements. Investments in mortgage-backed securities are valued using observable market prices of similar assets. As such, these are level 2 valuations. Investments in asset-backed securities for which observable prices from active markets are not available were valued using both broker quotes and discounted cash flow analysis to determine an appropriate range of fair values. These results were judgmentally reviewed by management to determine the most appropriate fair value. The significant assumptions used to project cash flows include constant prepayment rate and the discount rate. Significant inputs into the model are not observable. These are level 3 valuations.
Loans held for investment
Our FFELP loans, Private Education Loans, and other loans are accounted for at net realizable value, or at the lower of cost or market if the loan is held-for-sale. For both FFELP and Private Education Loans, fair value was determined by modeling expected loan level cash flows using stated terms of the assets and internally-developed assumptions to determine aggregate portfolio yield, net present value and average life. The significant assumptions used to determine fair value are prepayment speeds, default rates, cost of funds, required return on equity, and expected Repayment Borrower Benefits to be earned. Significant inputs into the model are not observable. As such, these are level 3 valuations.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

10.	Fair Value Measurements (Continued)

Money market, savings accounts and NOW accounts
The fair value of money market, savings, and NOW accounts equal the amounts payable on demand at the balance sheet date and are reported at their carrying value. These are level 1 valuations.
Certificates of deposit
The fair value of certificates of deposit are estimated using discounted cash flows based on rates currently offered for deposits of similar remaining maturities. These are level 2 valuations.
Derivatives
All derivatives are accounted for at fair value in the financial statements. The fair value of derivative financial instruments was determined by a standard derivative pricing and option model using the stated terms of the contracts and observable market inputs. It is our policy to compare the derivative fair values to those received from our counterparties in order to validate the model’s outputs. Any significant differences are identified and resolved appropriately.
When determining the fair value of derivatives, we take into account counterparty credit risk for positions where we are exposed to the counterparty on a net basis by assessing exposure net of collateral held. When the counterparty has exposure to us under derivative contracts with the Company, we fully collateralize the exposure (subject to certain thresholds).
Interest rate swaps are valued using a standard derivative cash flow model with a LIBOR swap yield curve which is an observable input from an active market. These derivatives are level 2 fair value estimates in the hierarchy.
The carrying value of borrowings designated as the hedged item in a fair value hedge is adjusted for changes in fair value due to changes in the benchmark interest rate (one-month LIBOR). These valuations are determined through standard pricing models using the stated terms of the borrowings and observable yield curves.

11. Related Party Transactions

We have extensive transactions and relationships with members of an affiliate group, including Old SLM. We pay and receive what we believe to be market value or better for services associated with related party agreements. However, due to these relationships, it is possible that the terms of these transactions are not the same as those that would result among wholly unrelated parties.

Loan participation and purchase agreements

We maintained agreements with related parties including Sallie Mae, Inc. (SMI), SLM Education Credit Finance Corporation (ECFC), SLM Education Loan Corporation (ELC), and HICA Education Loan Corporation (HICA), to originate and service, and participate and sell loans (post Spin-Off these are subsidiaries of Navient). Under these agreements, we had the option to sell any loan at any time and the affiliate was required to purchase such loan. During 2013 and 2012, we originated Private Education Loans, and immediately sold participation interests in such loans to a related party in the amount of $3,629 and $780, respectively. During 2013, 2012 and 2011, we also sold non-participated loans to related parties in the amount of $2,412,217, $2,639,465 and $1,897,663, respectively, in principal and $67,018, $77,685 and $117,321, respectively, in accrued interest income.

Prior to April 1, 2012, loans were participated and sold to a related party at a price in excess of the estimated fair value of the loans. This resulted in a capital contribution of $13,502 and $57,440 in 2012 and 2011, respectively, which includes the tax effect of reversing the difference between the book and tax basis related to the allowance for loan losses adjustment. Origination fees associated with these loans were recognized immediately in income. This amount was $0 and $3,518 and $26,879 in 2013, 2012 and 2011, respectively.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

11.	Related Party Transactions (Continued)

Subsequent to March 31, 2012, loans were sold to an affiliate at fair value. The gain resulting from loans sold with a fair value higher than par was $196,593, $235,202 and $21,412 in 2013, 2012 and 2011, respectively. Total write-downs to fair value for loans sold with a fair value lower than par totaled $68,410, $28,694 and $65,685 in 2013, 2012 and 2011, respectively.

12. Affiliate Investment

Net transfers (to)/from affiliate are included within the affiliate investment on the consolidated statements of changes in equity. The components of the net transfers (to)/from affiliate are summarized below:

	Years Ended December 31,
	2013	2012	2011
Capital contributions:
Loan origination activities	$124,722	$119,094	$132,900
Loan sales to affiliates	35	13,502	57,440
Corporate overhead activities	62,031	69,830	87,914
Due to acquisitions	—	—	7,100
Other	2,004	5,429	2,240
Total capital contributions	188,792	207,855	287,594
Dividend to affiliate	(120,000)	(420,000)	(100,000)
Corporate push-down	3,093	1,241	18,209
Net change in income tax accounts	(134,219)	(78,842)	(53,429)
Net change in receivable/payable with affiliate	(101,044)	(94,264)	(43,540)
Total net transfers (to)/from affiliate	$(163,378)	$(384,010)	$108,834

Capital Contributions

During the years ended December 31, 2013, 2012 and 2011, Old SLM contributed capital to Sallie Mae by funding loan origination activities, purchases of loans in excess of the loans’ fair values, providing corporate overhead functions and other activities.

Capital contributed for loan origination activities reflects the fact that the loan origination function was conducted by a subsidiary of Old SLM. Sallie Mae did not pay for the costs incurred by Old Sallie Mae in connection with these functions. The costs eligible to be capitalized are recorded on the respective balance sheets and the costs not eligible for capitalization have been recognized as expenses in the respective statements of income.

Historically, loans were sold to an affiliate for two reasons: (i) to fund the loans to term through the issuance of an asset-backed securitization and (ii) to enable the affiliates to manage loans that were granted forbearance or were 90 days or more past due. Amounts paid to Sallie Mae by Old SLM that exceeded the loans’ fair value is reflected as a capital contribution.

Certain general corporate overhead expenses of Sallie Mae were incurred and paid for by Old SLM.

Corporate Push-Down

The consolidated balance sheets include certain assets and liabilities that have historically been held at Old SLM but which are specifically identifiable or otherwise allocable to Sallie Mae. The cash and cash equivalents held by Old SLM at the corporate level were not allocated to Sallie Mae for any of the periods presented.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

12.	Affiliate Investment (Continued)

Receivable/Payable with Affiliate

All significant intercompany payable/receivable balances between Sallie Mae and Old SLM are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded.

13. Regulatory Capital

Sallie Mae Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on our financial statements. Under the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, and certain off-balance sheet items as calculated under regulatory accounting practices. Sallie Mae Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

“Well capitalized” regulatory requirements are the quantitative measures established by regulation to ensure capital adequacy require Sallie Mae Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital to risk-weighted assets and of Tier I Capital to average assets, as defined by the regulation. The following amounts and ratios are based upon Sallie Mae Bank and do not reflect the effect of the Spin transaction.

	Actual		Well Capitalized Regulatory Requirements
	Amount	Ratio	Amount		Ratio
As of December 31, 2013:
Tier I Capital (to Average Assets)	$1,221,416	11.7%	$521,973	>	5.0%
Tier I Capital (to Risk Weighted Assets)	$1,221,416	16.4%	$446,860	>	6.0%
Total Capital (to Risk Weighted Assets)	$1,289,497	17.3%	$745,374	>	10.0%

As of December 31, 2012:
Tier I Capital (to Average Assets)	$997,463	11.5%	$432,324	>	5.0%
Tier I Capital (to Risk Weighted Assets)	$997,463	15.0%	$398,105	>	6.0%
Total Capital (to Risk Weighted Assets)	$1,066,652	16.1%	$663,509	>	10.0%

Dividends

Sallie Mae Bank is chartered under the laws of the State of Utah and its deposits are insured by the FDIC. Under Utah State law, Sallie Mae Bank may not pay a dividend out of net profits until it has (1) provided for all expenses, losses, interest, and taxes accrued or due from Sallie Mae Bank and (2) transferred to a surplus fund at least 10 percent of its net profits before dividends for the period covered by the dividend, until the surplus reaches 100 percent of its capital stock. For purposes of these Utah State dividend limitations, Sallie Mae Bank’s capital stock is $1 and its capital surplus exceeds 100 percent of capital stock.

Under FDIC regulations, Sallie Mae Bank may not pay any dividend if, following the payment of the dividend, Sallie Mae Bank would be undercapitalized, as defined under the Federal Deposit Insurance Act and applicable regulations. Sallie Mae Bank complied with the aforementioned dividend restrictions for the years ended December 31, 2013, 2012 and 2011. Sallie Mae Bank’s Board of Directors declared dividends in both 2013 and 2012. Total dividends paid were $120,000, $420,000 and $100,000 in 2013, 2012 and 2011, respectively. On December 13, 2013, the FDIC objected to Sallie Mae Bank’s proposed year-end dividend payment, finding that Sallie Mae Bank should thoroughly assess its capital adequacy following its planned Spin-Off transaction. However, on February 3, 2014, Sallie Mae Bank received a letter from the FDIC clarifying that the prior

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

13.	Regulatory Capital (Continued)

objection was not intended to restrict Sallie Mae Bank from declaring dividends for the purpose of contributing Sallie Mae Bank’s proportionate share of the firm’s usual and ongoing obligations to preferred shareholders.

14. Stock-Based Compensation Plans and Arrangements
The following per share amounts are based upon the Old SLM share prices and do not reflect the effect of the Spin transaction.
As of December 31, 2013, we had one active stock-based compensation plan that provides for grants of equity awards to our employees and non-employee directors. We also maintained an ESPP. Shares issued under these stock-based compensation plans may be either shares reacquired by us or shares that are authorized but unissued.
The SLM Corporation 2012 Omnibus Incentive Plan was approved by shareholders on May 24, 2012. At December 31, 2013, 20 million shares were authorized to be issued from this plan.
An amendment to our ESPP was approved by our shareholders on May 24, 2012 that authorized the issuance of 6 million shares under the plan and kept the terms of the plan substantially the same.

The total stock-based compensation cost recognized in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 was $15,681, $19,102 and $22,362, respectively. As of December 31, 2013, there was $7,770 of total unrecognized compensation expense related to unvested stock awards net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.8 years. We amortize compensation expense on a straight-line basis over the related vesting periods of each tranche of each award.
Stock Options
Stock options granted prior to 2012 expire 10 years after the grant date, and those granted since 2012 expire in 5 years. The exercise price must be equal to or greater than the market price of our common stock on the grant date. We have granted time-vested, price-vested and performance-vested options to our employees and non-employee directors. Time-vested options granted to management and non-management employees generally vest over three years. Price-vested options granted to management employees vest upon our common stock reaching a targeted closing price for a set number of days. Performance-vested options granted to management employees vest one-third per year for three years based on corporate earnings-related performance targets. Options granted to non-employee directors vest upon the director’s election to the Board.
The fair values of the options granted in the years ended December 31, 2013, 2012 and 2011 were estimated as of the grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
(Dollars per share)	2013	2012	2011
Risk-free interest rate	0.65%	0.60%	1.57%
Expected volatility	31%	44%	54%
Expected dividend rate	3.35%	3.13%	2.58%
Expected life of the option	2.8 years	2.8 years	4.1 years
Weighted average fair value of options granted	$3.11	$4.12	$5.18
The expected life of the options is based on observed historical exercise patterns. Groups of employees (and non-employee directors) that have received similar option grant terms are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options on our stock at the grant date and historical volatility of our stock consistent with the expected life of the option. The risk-free interest rate is based on the U.S. Treasury spot rate at the grant date consistent with the expected life of the option. The dividend yield is based on the projected annual dividend payment per share based on the dividend amount at the grant date, divided by the stock price at the grant date.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

14.	Stock-Based Compensation Plans and Arrangements (Continued)

The following table summarizes stock option activity for the year ended December 31, 2013.

(Dollars in thousands, except per share data)	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at December 31, 2012	3,567,485	$12.72
Granted	1,081,382	17.93
Exercised(2)(3)	(794,792)	10.67
Canceled	(2,955)	24.68
Outstanding at December 31, 2013(4)(5)	3,851,120	$14.60	4.8	$45,444
Exercisable at December 31, 2013	1,882,670	$11.69	5.4	$27,843

(1)
The aggregate intrinsic value represents the total intrinsic value (the aggregate difference between our closing stock price on December 31, 2013 and the exercise price of in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on December 31, 2013.

(2)	The total intrinsic value of options exercised was $8,467, $5,410 and $984 for the years ended December 31, 2013, 2012 and 2011, respectively.

(3)
No cash was received from option exercises for the year ended December 31, 2013. The actual tax benefit realized for the tax deductions from option exercises totaled $12,739 for the year ended December 31, 2013.

(4)
As of December 31, 2013, there was $1,585 of unrecognized compensation cost related to stock options net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.5 years.

(5)	For net-settled options, gross number is reflected.

Restricted Stock
Restricted stock awards generally vest over three years and in some cases based on corporate earnings-related performance targets. Outstanding restricted stock is entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying restricted stock award. The fair value of restricted stock awards is based on our stock price at the grant date.

The following table summarizes restricted stock activity for the year ended December 31, 2013.

(Dollars in thousands, except per share data)	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2012	82,666	$12.33
Granted	—	—
Vested(1)	(49,333)	12.00
Canceled	—	—
Non-vested at December 31, 2013(2)	33,333	$12.81

(1)	The total fair value of shares that vested during the years ended December 31, 2013, 2012 and 2011 was $592, $1,189 and $663, respectively.

(2)
As of December 31, 2013, there was $7 of unrecognized compensation cost related to restricted stock net of estimated forfeitures, which is expected to be recognized over a weighted average period of 0.1 years.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

14.	Stock-Based Compensation Plans and Arrangements (Continued)

Restricted Stock Units and Performance Stock Units
Restricted stock units (“RSUs”) and performance stock units (“PSUs”) are equity awards granted to employees that entitle the holder to shares of our common stock when the award vests. RSUs may be time-vested over three years or vested at grant but subject to transfer restrictions, while PSUs vest based on corporate earnings-related performance targets over a three-year period. Outstanding RSUs and PSUs are entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying award. The fair value of RSUs and PSUs is based on our stock price at the grant date.
The following table summarizes RSU and PSU activity for the year ended December 31, 2013.

(Dollars in thousands, except per share data)	Number of RSUs/ PSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2012	1,107,023	$15.55
Granted	731,128	17.93
Vested and converted to common stock(1)	(416,769)	15.39
Canceled	(375)	—
Outstanding at December 31, 2013(2)	1,421,007	$16.82

(1)	The total fair value of RSUs/PSUs that vested and converted to common stock during the years ended December 31, 2013, 2012 and 2011 was $6,415, $2,656 and $62, respectively.

(2)
As of December 31, 2013, there was $6,159 of unrecognized compensation cost related to RSUs/PSUs net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.8 years.

Employee Stock Purchase Plan
Under the ESPP, employees can purchase shares of our common stock at the end of a 12-month offering period at a price equal to the share price at the beginning of the 12-month period, less 15 percent, up to a maximum purchase price of $7,500 (whole dollars) plus accrued interest. The purchase price for each offering is determined at the beginning of the offering period.

The fair values of the stock purchase rights of the ESPP offerings were calculated using a Black-Scholes option pricing model with the following weighted average assumptions.

	Years Ended December 31,
(Dollars per share)	2013	2012	2011
Risk-free interest rate	0.15%	0.13%	0.27%
Expected volatility	29%	29%	42%
Expected dividend rate	3.51%	3.27%	1.87%
Expected life of the option	1 year	1 year	1 year
Weighted average fair value of stock purchase rights	$2.95	$3.01	$3.63
The expected volatility is based on implied volatility from publicly-traded options on our stock at the grant date and historical volatility of our stock consistent with the expected life. The risk-free interest rate is based on the U.S. Treasury spot rate at the grant date consistent with the expected life. The dividend yield is based on the projected annual dividend payment per share based on the current dividend amount at the grant date divided by the stock price at the grant date.
The fair values were amortized to compensation cost on a straight-line basis over a one-year vesting period. As of December 31, 2013, there was $18,750 of unrecognized compensation cost related to the ESPP net of estimated forfeitures, which is expected to be recognized in January 2014.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

14.	Stock-Based Compensation Plans and Arrangements (Continued)

During the years ended December 31, 2013, 2012 and 2011, plan participants purchased 47,176 shares, 34,279 shares  and 41,330 shares, respectively, of our common stock.

15. Defined Contribution Plans

We participate in a defined contribution plan which is intended to qualify under section 401(k) of the Internal Revenue Code. The Sallie Mae 401(k) Savings Plan covers substantially all employees. After six months of service effective January 2013 and after one year of service prior to that time, up to 3 percent of contributions are matched 100 percent with the next 2 percent matched at 50 percent for eligible employees. After one month of service, eligible employees receive a 1 percent core employer contribution.  For the years ended December 31, 2013, 2012 and 2011, we contributed $2,779, $2,317 and $1,883, respectively, to this plan.

16. Commitments, Contingencies and Guarantees

Regulatory Matters

As previously reported, Sallie Mae Bank remains subject to a cease and desist order originally issued in August 2008 by the FDIC and the UDFI. In July 2013, the FDIC first notified Sallie Mae Bank of plans to replace its order with a new formal enforcement action (the “Bank Order”) that more specifically addresses certain cited violations of Section 5 of the Federal Trade Commission Act, including billing statement disclosures, assessments of certain late fees, as well as alleged violations under the Servicemember Civil Relief Act (“SCRA”). In November 2013, the FDIC indicated an additional, enforcement action would be issued against Sallie Mae, Inc., now known as Navient Solutions, Inc. and a wholly-owned subsidiary of Navient ("NSI") (the "NSI Order"; the Bank Order and the NSI Order, hereafter referred to as “the Orders”), in its capacity as a servicer of education loans for Sallie Mae Bank and other financial institutions.

Based on our discussions with the FDIC, we believe the FDIC intends to require restitution be made by NSI and Sallie Mae Bank pursuant to the Orders with respect to loans owned or originated by Sallie Mae Bank from November 28, 2005 until the effective date of the Orders.

With respect to alleged civil violations of the SCRA, NSI and Sallie Mae Bank remain engaged in negotiations regarding a comprehensive settlement, remediation and civil settlement plan with the United States Department of Justice (the “DOJ”), in its capacity as the agency having primary authority for enforcement of such matters. The DOJ inquiry covers all loans owned by either Sallie Mae Bank or serviced by NSI from November 28, 2005 until the effective date of the settlement.

In the fourth quarter of 2013, we reserved $11 million for estimated amounts and costs that were probable of being incurred at that time for expected compliance remediation efforts relating to pending regulatory matters previously disclosed and ongoing with the DOJ and the FDIC.

Pursuant to the Separation and Distribution Agreement among SLM Corporation, New BLC Corporation and Navient dated as of April 28, 2014 entered into in connection with the Spin-Off of Navient, all liabilities arising out of the FDIC and DOJ matters, other than fines or penalties directly levied against Sallie Mae Bank, will be the responsibility of, or assumed by, Navient and Navient will indemnify and hold harmless SLM Corporation and its subsidiaries, including Sallie Mae Bank therefrom.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

16.	Commitments, Contingencies and Guarantees (Continued)

Contingencies
In the ordinary course of business, we and our subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings including actions brought on behalf of various classes of claimants. These actions and proceedings may be based on alleged violations of consumer protection, securities, employment and other laws. In certain of these actions and proceedings, claims for substantial monetary damage are asserted against us and our subsidiaries.
In the ordinary course of business, we and our subsidiaries are subject to regulatory examinations, information gathering requests, inquiries and investigations. In connection with formal and informal inquiries in these cases, we and our subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of our regulated activities.
In view of the inherent difficulty of predicting the outcome of such litigation and regulatory matters, we cannot predict what the eventual outcome of the pending matters will be, what the timing or the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.
We are required to establish reserves for litigation and regulatory matters where those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, we do not establish reserves.
Based on current knowledge, reserves have been established for certain litigation or regulatory matters where the loss is both probable and estimable. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending investigations, litigation or regulatory matters will have a material adverse effect on our consolidated financial position, liquidity, results of operations or cash flows.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

17. Income Taxes
Reconciliations of the statutory U.S. federal income tax rates to our effective tax rate for continuing operations follow:

	Years Ended December 31,
	2013	2012	2011
Statutory rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	2.6	—	2.8
Other, net	0.6	1.9	0.6
Effective tax rate	38.2%	36.9%	38.4%

The effective tax rate varies from the statutory U.S. federal rate of 35 percent primarily due the impact of state taxes, net of federal benefit, for the years ended December 31, 2013, 2012 and 2011.

Income tax expense consists of:

	December 31,
	2013	2012	2011
Current provision:
Federal	$130,854	$126,484	$28,334
State	13,513	10,674	3,029
Total current provision	144,367	137,158	31,363
Deferred provision/(benefit):
Federal	13,240	(9,747)	2,969
State	1,327	(1,268)	79
Total deferred provision/(benefit)	14,567	(11,015)	3,048
Provision for income tax expense	$158,934	$126,143	$34,411

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

17.	Income Taxes (Continued)

The tax effect of temporary differences that give rise to deferred tax assets and liabilities include the following:

	December 31,
	2013	2012
Deferred tax assets
Loan reserves	$26,853	$27,146
Stock-based compensation plans	28,211	32,965
Deferred revenue	607	829
Operating loss and credit carryovers	1,273	1,038
Discount on asset-backed securities	—	16,574
Unrealized gains (losses)	1,849	—
Accrued expenses not currently deductible	2,853	1,159
Other	2,133	—
Total deferred tax assets	63,779	79,711
Deferred tax liabilities
Unrealized gains (losses)	—	8,791
Gains/(losses) on repurchased debt	3,181	2,033
Other	—	3,823
Total deferred tax liabilities	3,181	14,647
Net deferred tax assets	$60,598	$65,064
As of December 31, 2013, we have apportioned state net operating loss carryfowards of $18.1 million which begin to expire in 2029.
Accounting for Uncertainty in Income Taxes
The following table summarizes changes in unrecognized tax benefits:

	December 31,
	2013	2012	2011
Unrecognized tax benefits at beginning of year	$3,951.1	$2,467.3	$1,787.1
Increases resulting from tax positions taken during a prior period	573.9	503.1	466.6
Increases resulting from tax positions taken during the current period	2,818.5	980.7	213.6
Unrecognized tax benefits at end of year	$7,343.5	$3,951.1	$2,467.3

As of December 31, 2013, the gross unrecognized tax benefits are $7.3 million. Included in the $7.3 million are $4.9 million of unrecognized tax benefits that, if recognized, would favorably impact the effective tax rate.
The Company or one of its subsidiaries files income tax returns at the U.S. federal level, in most U.S. states, and various foreign jurisdictions. U.S. federal income tax returns filed for years 2010 and prior have either been audited or surveyed and are now resolved. Various combinations of subsidiaries, tax years, and jurisdictions remain open for review, subject to statute of limitations periods (typically 3 to 4 prior years). We do not expect the resolution of open audits to have a material impact on our unrecognized tax benefits.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

18. Concentrations of Risk
Our business is primarily focused in providing and/or servicing to help students and their families save, plan and pay for college. We primarily originate, service and/or collect loans made to students and their families to finance the cost of their education. We provide funding, delivery and servicing support for education loans in the United States, through our Private Education Loan programs. Because of this concentration in one industry, we are exposed to credit, legislative, operational, regulatory, and liquidity risks associated with the student loan industry.
Concentration Risk in the Revenues Associated with Private Education Loans
We compete in the private credit lending business with banks and other consumer lending institutions, some with strong consumer brand name recognition and greater financial resources. We compete based on our products, origination capability and customer service. To the extent our competitors compete aggressively or more effectively, we could lose market share to them or subject our existing loans to refinancing risk. Our product offerings may not prove to be profitable and may result in higher than expected losses.
We are a leading provider of saving- and paying-for-college products and programs. This concentration gives us a competitive advantage in the marketplace. This concentration also creates risks in our business, particularly in light of our concentrations as a Private Education Loan lender. If population demographics result in a decrease in college-age individuals, if demand for higher education decreases, if the cost of attendance of higher education decreases, if public resistance to higher education costs increases, or if the demand for higher education loans decreases, our consumer lending business could be negatively affected. In addition, the federal government, through the DSLP, poses significant competition to our private credit loan products. If loan limits under the DSLP increase, DSLP loans could be more widely available to students and their families and DSLP loans could increase, resulting in further decreases in the size of the Private Education Loan market and demand for our Private Education Loan products.

Concentration Risk in the Revenues Associated with FFELP Loans
On July 1, 2010, the HCERA legislation eliminated FFELP Loan originations, a major source of our net income. All federal loans to students are now made through the DSLP. The terms and conditions of existing FFELP Loans were not affected by this legislation. Despite the end of FFELP, Congress, ED and the Administration still exercise significant authority over the servicing and administration of existing FFELP Loans. Because of the ongoing uncertainty around efforts to reduce the federal budget deficit, the timing, method and manner of implementation of various education lending initiatives has become less predictable. The interest income we earn on our FFELP Loans portfolio, which totaled $37,991 in 2013, will decline over time as the portfolio amortizes.

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

19. Parent Only Statements

The following parent company-only financial information should be read in conjunction with the other notes to the consolidated financial statements. The accounting policies for the parent company-only financial statements are the same as those used in the presentation of the consolidated financial statements other than the parent company-only financial statements account for the parent company's investments in its subsidiaries under the equity method.

Parent Only Condensed Balance Sheets

	December 31,
	2013	2012
Assets

Total investments in subsidiaries (primarily Sallie Mae Bank)	$1,161,471	$1,083,276

Total assets	$1,161,471	$1,083,276

Liabilities and Equity
Total liabilities	$—	$—

Equity:
Affiliate investment	1,164,495	1,068,928
Accumulated other comprehensive (loss) income (net of tax (benefit) expense of ($1,849) and $8,791, respectively	(3,024)	14,348
Total equity	1,161,471	1,083,276
Total liabilities and equity	$1,161,471	$1,083,276

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

19.	Parent Only Statements (Continued)

Parent Only Condensed Statements of Income

	Years Ended December 31,
	2013	2012	2011

Total equity in undistributed income of subsidiaries (primarily Sallie Mae Bank)	$394,270	$323,439	$81,799

Expenses:
Operating expenses	3,556	4,871	4,632
Total expenses	3,556	4,871	4,632

Income before income tax expense	390,714	318,568	77,167
Income tax expense	133,121	102,842	23,730

Net income	$257,593	$215,726	$53,437

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

19.	Parent Only Statements (Continued)

Parent Only Condensed Statements of Cash Flows

	Years Ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net income	$257,593	$215,726	$53,437
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of subsidiaries	(394,270)	(323,439)	(81,799)
Decrease (increase) in investment in subsidiaries, net	136,677	107,713	28,362
Total adjustments	(257,593)	(215,726)	(53,437)
Net cash used in operating activities	—	—	—

Cash flows from investing activities:
Net cash provided by (used in) investing activities	—	—	—

Cash flows from financing activities:
Net cash provided by (used in) financing activities	—	—	—
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

SLM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, unless otherwise noted)

20. Subsequent Events

Separation and Distribution

Effective April 30, 2014, in connection with the Spin-Off, Sallie Mae, by reason of a statutory merger, succeeded Old SLM as the issuer of the Series A Preferred Stock of $165 million (3.3 million shares issued at stated value of $50 per share) and the Series B Preferred Stock of $400 million (4 million shares issued at stated value of $100 per share). To offset the $565 million of obligation attributable to the principal preferred stock, Sallie Mae is expected to retain approximately $425 million of cash plus an additional amount to be settled promptly after the final determination of ending equity, which will approximate $50 million, and approximately $(90) million of additional paid-in capital. The amount of additional cash retained beyond the amount related to offset the preferred stock obligation was based upon meeting a targeted ending equity balance for Sallie Mae and the final determination is expected to occur in May 2014.

In connection with the separation and distribution, Sallie Mae will be the taxpayer legally responsible for $283 million of deferred taxes payable in connection with gains recognized by Old SLM on debt repurchases in prior years and liabilities related to uncertain tax positions in the amount of $27 million. As part of the tax sharing agreement between Sallie Mae and Navient, Navient has agreed to fully indemnify Sallie Mae for these deferred taxes due in the amount of $261 million, which represents the fair value of the indemnification, and the liabilities for uncertain tax positions in the amount of $27 million. On April 30, 2014, Sallie Mae, recorded a liability of $310 million and an indemnification receivable of $289 million.

Regulatory Matters

Pursuant to the Separation and Distribution Agreement among SLM Corporation, New BLC Corporation and Navient dated as of April 28, 2014 entered into in connection with the Spin-Off of Navient, all liabilities arising out of the FDIC and DOJ matters, other than fines or penalties directly levied against Sallie Mae Bank, will be the responsibility of, or assumed by, Navient and Navient will indemnify and hold harmless SLM Corporation and its subsidiaries, including Sallie Mae Bank therefrom. See Note 16, “Commitments, Contingencies and Guarantees” for further information.